                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                        ---------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported: April 16, 2004
        ---------------------------------------------------------------

                               The Scotts Company
                               ------------------

             (Exact name of registrant as specified in its charter)


             Ohio                       1-11593                 31-1414921
------------------------------    --------------------    ----------------------
 (State or other jurisdiction      (Commission File           (IRS Employer
       of incorporation)               Number)              Identification No.)


                   14111 Scottslawn Road, Marysville, OH 43041
              -----------------------------------------------------
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (937) 644-0011
                                 --------------

                                 Not Applicable
                                 --------------

         (Former name or former address, if changed since last report.)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

         As previously reported in our report on Form 10-Q for the quarter ended December 28, 2003, The Scotts Company (the "Company") changed its reportable segments of our Annual Report on Form 10-K for the fiscal year ended September 30, 2003. These new segments differ from those used in the prior year due to the absorption of the Global Professional group into the North America and International segments based on geography. This new division of reportable segments, respectively, is consistent with how the segments report to and are managed by senior management of the Company.

         Certain minor reclassifications have been made to fiscal 2003 and prior years' financial statements to conform to fiscal 2004 classifications reflected in our first quarter report on Form 10-Q for fiscal 2004. In addition, Note 19, New Accounting Standards, has been revised to conform with the updated disclosure regarding FASB Interpretation No. 46 presented in our first quarter report on Form 10-Q for fiscal 2004.

         Item 6, "Selected Financial Data," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and Note 21, "Segment Information," to the Consolidated Financial Statements included in Item 8, "Financial Statements and Supplementary Data" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, have been revised and are included in this Form 8-K to reflect the new basis of segment reporting.

ITEM 6. SELECTED FINANCIAL DATA

                                FIVE YEAR SUMMARY
                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30,
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                             2003(1)      2002(1)    2001(1)(2)     2000(1)      1999(3)
                                                           ----------   ----------   ----------   ----------   ----------
OPERATING RESULTS:
 Net sales(6)                                              $  1,910.1   $  1,748.7   $  1,670.4   $  1,656.2   $  1,550.6
 Gross profit(6)(4)                                             690.8        634.9        596.4        603.8        563.3
 Income from operations(4)                                      232.5        239.2        116.4        210.2        196.1
 Income before extraordinary items
  and cumulative effect of change
  in accounting                                                 103.8        101.0         15.5         73.1         69.1
 Income applicable to common
  shareholders                                                  103.8         82.5         15.5         66.7         53.5
 Depreciation and amortization                                   52.2         43.5         63.6         61.0         56.2
FINANCIAL POSITION:
 Working capital                                                364.4        278.3        249.1        234.1        274.8
 Property, plant and equipment, net                             338.2        329.2        310.7        290.5        259.4
 Total assets                                                 2,030.3      1,914.1      1,854.8      1,771.0      1,769.6
 Total debt                                                     757.6        829.4        887.8        862.8        950.0
 Total shareholders' equity                                     728.2        593.9        506.2        477.9        443.3
CASH FLOWS:
 Cash flows from operating activities                           218.0        233.6         65.7        171.5         78.2
 Investments in property, plant and equipment                    51.8         57.0         63.4         72.5         66.7
 Cash invested in acquisitions,
  including payments on seller notes                             57.1         63.0         37.6         19.3        506.2
RATIOS:
 Operating margin                                                12.2%        13.7%         7.0%        12.7%        12.6%
 Current ratio                                                    1.8          1.6          1.5          1.6          1.7
 Total debt to total book capitalization                         51.0%        58.3%        63.7%        64.3%        68.2%
 Return on average shareholders'
  equity (book value)                                            15.7%        15.0%         3.1%        14.5%        12.6%
PER SHARE DATA:
 Basic earnings per common share(7)                        $     3.36   $     2.81   $     0.55   $     2.39   $     2.93
 Diluted earnings per common share(7)                            3.23         2.61         0.51         2.25         2.08
 Stock price to diluted earnings
  per share, end of period                                       16.9         16.0         66.9         14.9         16.6
 Stock price at year-end                                        54.70        41.69        34.10        33.50        34.63
 Stock price range -- High                                      57.70        50.35        47.10        42.00        47.63
 Stock price range -- Low                                       43.54        34.45        28.88        29.44        26.63
OTHER:
 EBITDA(5)                                                      284.7        282.7        180.0        271.2        252.3
 EBITDA margin(5)                                                14.9%        16.2%        10.8%        16.4%        16.3%
 Interest coverage
  (EBITDA/interest expense)(5)                                    4.1          3.7          2.1          2.9          3.2
 Average common shares outstanding                               30.9         29.3         28.4         27.9         18.3
 Common shares used in diluted
  earnings per common share
  calculation                                                    32.1         31.7         30.4         29.6         30.5
 Dividends on Class A Convertible
  Preferred Stock                                          $      0.0   $      0.0   $      0.0   $      6.4   $      9.7

----------

NOTE: Prior year presentations have been changed to conform to fiscal 2003 presentation; these changes did not impact net income.

(1)      Includes Scotts LawnService(R) acquisitions from dates acquired.

(2)      Includes Substral(R) brand acquired from Henkel KGaA from January 2001.

(3) Includes Rhone-Poulenc Jardin (nka Scotts France SAS) from October 1998, ASEF Holding BV from December 1998 and the non-Roundup(R) ("Ortho") business from January 1999.

(4) Income from operations for fiscal 2003, 2002 and 2001 includes $17.1, $8.1 and $75.7 of restructuring and other charges, respectively. Gross profit for fiscal 2003, 2002 and 2001 includes $9.1, $1.7 and $7.3 of restructuring and other charges, respectively.

(5) EBITDA is defined as income from operations, plus depreciation and amortization. We believe that EBITDA provides additional information for determining our ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient to meet cash requirements. EBITDA margin is calculated as EBITDA divided into net sales. Our measure of EBITDA may not be similar to other similarly titled captions used by other companies. A numeric reconciliation of EBITDA to income from operations is as follows:

                                                                       For the fiscal year ended September 30,
                                                           --------------------------------------------------------------
                                                              2003         2002         2001         2000         1999
                                                           ----------   ----------   ----------   ----------   ----------
Income from operations                                     $    232.5   $    239.2   $    116.4   $    210.2   $    196.1
Depreciation and amortization                                    52.2         43.5         63.6         61.0         56.2
                                                           ----------   ----------   ----------   ----------   ----------
EBITDA                                                     $    284.7   $    282.7   $    180.0   $    271.2   $    252.3
                                                           ==========   ==========   ==========   ==========   ==========

(6) For fiscal 2002, we adopted EITF 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products" which requires that certain consideration from a vendor to a retailer be classified as a reduction in sales. As had many other companies, we had historically classified these as advertising and promotion costs. The information for all periods presented reflects this new method of presentation. Also, certain expenses previously recorded as advertising were reclassified to marketing within selling, general and administrative expenses.

(7) Basic and diluted earnings per share would have been as follows if the accounting change for intangible assets adopted in the fiscal year beginning October 1, 2001, had been adopted as of October 1, 1999:

                                                               For the fiscal
                                                                year ended
                                                                September 30,
                                                           -----------------------
                                                              2001         2000
                                                           ----------   ----------
Income available to common shareholders                    $     32.1   $     83.4
Basic earnings per share                                         1.13         2.98
Diluted earnings per share                                       1.05         2.81

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         Scotts is a leading manufacturer and marketer of consumer branded products for lawn and garden care and professional horticulture in North America and Europe. We also have a presence in Australia, the Far East, Latin America and South America. Also, in the United States, we operate the second largest residential lawn service business, Scotts LawnService(R). In fiscal 2003, our operations were divided into four business segments: North American Consumer, Scotts LawnService(R), Global Professional, and International Consumer. The North American Consumer segment included the Lawns, Gardening Products, Ortho(R) and Canadian business groups. We are also

Monsanto's exclusive agent for the marketing and distribution of consumer Roundup(R) non-selective herbicide within the United States and other contractually specified countries.

         In fiscal 2004, the Company changed its reportable segments to absorb the Global Professional segment into the North America and International segments based on geography. The Management's Discussion and Analysis of Financial Condition and Results of Operations which follows was derived from our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and revised to reflect our reportable segments for fiscal 2004.

         In fiscal 2003, we continued the rapid expansion of our Scotts LawnService(R) business. Through acquisitions and internal growth, revenues increased from approximately $42 million in fiscal 2001 to over $110 million in fiscal 2003. We completed $30 million of lawn care acquisitions in fiscal 2003 and expect to continue to make selective acquisitions in fiscal 2004 and beyond, although at a somewhat slower pace.

         As a leading consumer branded lawn and garden company, we focus our consumer marketing efforts, including advertising and consumer research, on creating consumer demand to pull products through the retail distribution channels. In the past three years, we have spent approximately 5% of our net sales annually on media advertising to support and promote our products and brands. We have applied this consumer marketing focus for the past several years, and we believe that Scotts receives a significant return on these marketing expenditures. We expect that we will continue to focus our marketing efforts toward the consumer and make additional significant investments in consumer marketing expenditures in the future to continue to drive market share and sales growth. In fiscal 2004, we expect to increase advertising spending as we deliver a new media message for the Ortho(R) line, increase our advertising spending on selected brands in Europe and continue to have the largest share of voice in our lawn and garden categories in North America.

         Our sales are susceptible to global weather conditions, primarily in North America and Europe. For instance, periods of wet weather like we experienced this past spring in the United States adversely impacted fertilizer sales but increased demand for certain pesticide products. We believe that our past acquisitions have somewhat diversified both our product line risk and geographic risk to weather conditions.

         Historically, the majority of our shipments to retailers have occurred in the second and third fiscal quarters. However, over the past two years, retailers have reduced their pre-season inventories by relying on vendors to deliver products "in season" when consumers seek to buy our products. This change in retailer purchasing patterns and the increasing importance of Scotts LawnService(R) revenues, has caused a sales shift from our second fiscal quarter to the third and fourth fiscal quarters. Net sales by quarter were 9.5%, 35.4%, 37.2%, and 17.9%, respectively, of fiscal 2003 net sales. Concurrent with this sales shift, and because of the expansion of Scotts LawnService(R), the Company has experienced a shift in profitability from the second to third and fourth fiscal quarters, with the third fiscal quarter now more profitable than the second fiscal quarter. Results for the Company's fourth fiscal quarter, historically a loss making quarter, improved substantially in fiscal 2003. We expect the trend towards stronger third and fourth fiscal quarter sales and profits to continue in fiscal 2004.

         Beginning in fiscal 2003, the Company began expensing prospective grants of employee stock-based compensation awards in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an Amendment of SFAS No. 123". The fair value of future awards will be expensed ratably over the vesting period, which has historically been three years, except for grants to directors, which have a six-month vesting period. The related compensation expense recorded in fiscal 2003 was $4.8 million.

         In fiscal 2002, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." This standard eliminates the requirement to amortize indefinite-lived assets and goodwill. It also requires an initial impairment test on all indefinite-lived assets as of the date of adoption of this standard and impairment tests done at least annually thereafter. As a result of adopting the standard as of October 1, 2001, amortization expense for fiscal 2003 and 2002 was reduced by approximately $21.0 million in each year.

         We completed our impairment analysis in the second quarter of fiscal 2002, taking into account additional guidance provided by EITF 02-07, "Unit of Measure for Testing Impairment of Indefinite-Lived Intangible Assets." As a result, a pre-tax impairment charge related to the value of tradenames in our German, French and United Kingdom consumer businesses of $29.8 million was recorded as of October 1, 2001. After income taxes, the net charge was $18.5 million which is recorded as a cumulative effect of a change in accounting principle. There was no goodwill impairment as of the date of adoption. Upon completing the annual impairment analysis in the first quarter of fiscal 2003, it was determined that a charge for impairment was not required.

         In fiscal 2002, we announced the International Profit Improvement Plan to improve the operations and profitability of our European-based consumer and professional businesses. By the end of 2005, we anticipate spending between $45 million and $55 million in the aggregate on various projects related to this plan, approximately 25% of which will be capital expenditures. Approximately 75% of the total spending relates to the reorganization and rationalization of our European supply chain, increased sales force productivity and a shift to pan-European category management of our product portfolio. In the fourth quarter of fiscal 2002, we announced the closure of a manufacturing plant in Bramford, England. In the fourth quarter of fiscal 2002, $4.0 million of severance and additional pension costs related to the closure were recorded and reported as restructuring and other charges. The closure was completed in May 2003 with the transfer of United Kingdom fertilizer production to our Howden, United Kingdom facility. For further information concerning the restructuring charges incurred in fiscal years 2003, 2002 and 2001, see Note 4 to the Consolidated Financial Statements.

         In fiscal 2001, Scotts adopted accounting policies that required certain amounts payable to customers or consumers related to the purchase of our products to be recorded as a reduction in net sales rather than as advertising and promotion expense (e.g., volume rebates and coupons). In fiscal 2002, Scotts adopted EITF 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products." This standard requires Scotts to record certain of its cooperative advertising expenditures as reductions of net sales rather than as advertising and promotion expense. Results for prior fiscal years have been reclassified to conform to this new presentation method for these expenses.

         In fiscal 2001, restructuring and other charges of $75.7 million were recorded for reductions in work force, facility closures, asset writedowns, and other related costs. Certain costs associated with this restructuring initiative, including costs related to the relocation of equipment, personnel and inventory, were not recorded as part of the restructuring costs in fiscal 2001. These costs, which totaled $4.1 million, were recorded as they were incurred in fiscal 2002 as required under generally accepted accounting principles in the United States.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         The following discussion and analysis of the consolidated results of operations and financial position should be read in conjunction with our Consolidated Financial Statements included under "ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA".

         Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to customer programs and incentives, product returns, bad debts, inventories, intangible assets, income taxes, restructuring, environmental matters, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates that we believe are most critical to our reporting of results of operations and financial position are as follows:

         - We have significant investments in property and equipment, intangible assets and goodwill. Whenever changing conditions warrant, we review the realizability of the assets that may be impacted. At least annually, we review indefinite-lived intangible assets for impairment. The review for impairment of long-lived assets, intangibles and goodwill takes into account estimates of future cash flows. Our estimates of future cash flows are based upon budgets and longer-range plans. These budgets and plans are used for internal purposes and are also the basis for communication with outside parties about future business trends. While we believe the assumptions we use to estimate future cash flows are reasonable, there can be no assurance that the expected future cash flows will be realized. As a result, impairment charges that possibly should have been recognized in earlier periods may not be recognized until later periods if actual results deviate unfavorably from earlier estimates.

         - We continually assess the adequacy of our reserves for uncollectible accounts due from customers. However, future changes in our customers' operating performance and cash flows or in general economic conditions could have an impact on their ability to fully pay these amounts which could have a material impact on our operating results.

         - Reserves for product returns are based upon historical data and current program terms and conditions with our customers. Changes in economic conditions, regulatory actions or defective products could result in actual returns being materially different than the amounts provided for in our interim or annual results of operations.

         - Reserves for excess and obsolete inventory are based on a variety of factors, including product changes and improvements, changes in active ingredient availability and regulatory acceptance, new product introductions and estimated future demand. The adequacy of our reserves could be materially affected by changes in the demand for our products or regulatory actions.

         - As described more fully in the Notes to the Consolidated Financial Statements for the fiscal year ended September 30, 2003, we are involved in significant environmental and legal matters which have a high degree of uncertainty associated with them. We continually assess the likely outcomes of these matters and the adequacy of amounts, if any, provided for these matters. There can be no assurance that the ultimate outcomes will not differ materially from our assessment of them. There can also be no assurance that all matters that may be brought against us or that we may bring against other parties are known to us at any point in time.

         - We accrue for the estimated costs of customer volume rebates, cooperative advertising, consumer coupons and other trade programs as the related sales occur during the year. These accruals involve the use of estimates as to the total expected program costs and the expected sales levels. Historical results are also used to evaluate the accuracy and adequacy of amounts provided at interim dates and year end. There can be no assurance that actual amounts paid for these trade programs will not differ from estimated amounts accrued. However, we believe any such differences would not be material to our financial position or results of operations.

         - We record income tax liabilities utilizing known obligations and estimates of potential obligations. A deferred tax asset or liability is recognized whenever there are future tax effects from existing temporary differences and operating loss and tax credit carryforwards. Valuation allowances are used to reduce deferred tax assets to the balance that is more likely than not to be realized. We must make estimates and judgments on future taxable income, considering feasible tax planning strategies and taking into account existing facts and circumstances, to determine the proper valuation allowance. When we determine that deferred tax assets could be realized in greater or lesser amounts than recorded, the asset balance and income statement reflects the change in the period such determination is made. Due to changes in facts and circumstances and the estimates and judgments that are involved in determining the proper valuation allowance, differences between actual future events and prior estimates and judgments could result in adjustments to this valuation allowance. The Company uses an estimate of its annual effective tax rate at each interim period based on the facts and circumstances available at that time, while the actual effective tax rate is calculated at year-end.

         - Also, as described more fully in the Notes to the Consolidated Financial Statements, we have not accrued the deferred contribution under the Roundup(R) marketing agreement with Monsanto or the per annum charges thereon. We consider this method of accounting for the contribution payments to be appropriate after consideration of the likely term of the agreement, our ability to terminate the agreement without paying the deferred amounts, and the fact that approximately $18.6 million of the deferred amount is never paid, even if the agreement is not terminated prior to 2018, unless significant earnings targets are exceeded. At September 30, 2003, contribution payments and related per annum charges of approximately $49.2 million had been deferred under the agreement.

NEW ACCOUNTING STANDARDS NOT YET EFFECTIVE

         In December, 2003 the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R varies significantly from FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), which it supersedes. FIN 46R requires the application of either FIN 46 or FIN 46R by "Public Entities" (as defined in paragraph 395 of FASB Statement No. 123, "Accounting for Stock-Based Compensation") to all Special Purpose Entities ("SPEs") created prior to February 1, 2003 at the end of the first interim or annual reporting period ending after December 15, 2003. All entities created after January 31, 2003 by Public Entities were already required to be analyzed under FIN 46, and they must continue to do so, unless FIN 46R is adopted early. FIN 46R will be applicable to all non-SPEs created prior to February 1, 2003 by Public Entities at the end of the first interim or annual reporting period ending after March 15, 2004. The Company does not believe that it has any SPEs as prescribed by FIN 46R. The Company continues to evaluate FIN 46R for applicability to the Company's Scotts LawnService(R) franchises for adoption during the second quarter of fiscal 2004.

RESULTS OF OPERATIONS

         The following table sets forth the components of income and expense as a percentage of net sales for the three years ended September 30, 2003:

                                                                                        2003         2002         2001
                                                                                     ----------   ----------   ----------
Net sales                                                                                 100.0%       100.0%       100.0%
Cost of sales                                                                              63.3         63.6         63.9
Restructuring and other charges                                                             0.5          0.1          0.4
                                                                                     ----------   ----------   ----------
Gross profit                                                                               36.2         36.3         35.7
Commission earned from marketing agreement, net                                             0.9          0.9          1.3
Advertising                                                                                 5.1          4.7          5.3
Selling, general and administrative                                                        17.1         17.0         18.4
Selling, general and administrative -- lawn service business                                2.4          1.8          1.0
Restructuring and other charges                                                             0.4          0.4          4.1
Amortization of goodwill and other intangibles                                              0.4          0.3          1.7
Other income, net                                                                          (0.5)        (0.7)        (0.5)
                                                                                     ----------   ----------   ----------
Income from operations                                                                     12.2         13.7          7.0
Interest expense                                                                            3.6          4.4          5.3
                                                                                     ----------   ----------   ----------
Income before income taxes                                                                  8.6          9.3          1.7
Income taxes                                                                                3.2          3.5          0.8
                                                                                     ----------   ----------   ----------
Income before cumulative effect of accounting change                                        5.4          5.8          0.9
Cumulative effect of change in accounting for intangible assets, net of tax                             (1.1)
                                                                                     ------------ ----------   ----------
Net income                                                                                  5.4%         4.7%         0.9%
                                                                                     ==========   ==========   ==========

         The following table sets forth net sales for the three years ended September 30, 2003 based on our business segments for fiscal 2004:

                                                                                        2003         2002         2001
                                                                                     ----------   ----------   ----------
                                                                                                 ($ millions)
North America                                                                        $  1,411.3   $  1,336.9   $  1,296.3
Scotts LawnService(R)                                                                     110.4         75.6         41.1
International                                                                             388.4        336.2        333.0
                                                                                     ----------   ----------   ----------
Consolidated                                                                         $  1,910.1   $  1,748.7   $  1,670.4
                                                                                     ==========   ==========   ==========

FISCAL 2003 COMPARED TO FISCAL 2002

         Net sales for fiscal 2003 increased 9.2% to $1,910.1 million from $1,748.7 million in fiscal 2002.

         North America segment net sales were $1,411.3 million in fiscal 2003, an increase of $74.4 million, or 5.6%, from net sales for fiscal 2002 of $1,336.9 million. Within the North America segment, Lawns net sales in fiscal 2003 increased a robust 11.2% due to strong acceptance of the new Miracle-Gro(R) lawn fertilizer line at Wal*Mart and continued strong sales of Turf Builder(R) lawn fertilizer, control products and grass seed. Gardening Products sales, which include growing media and garden fertilizers, were essentially flat year-over-year with higher sales of value-added Miracle-Gro(R) potting mix and garden soils mainly offset by lower sales of commodity growing media products. Ortho(R)'s net sales increased 2.1% in fiscal 2003, driven largely by strong sales of selective and non-selective weed control products and continued growth of the Ortho(R) Home Defense(R) indoor and perimeter pest control product line, partially offset by lower outdoor insect control sales. Several important outdoor insect control products are scheduled for re-launch with increased advertising support in fiscal 2004.

         Scotts LawnService(R) net sales increased 46.0% from $75.6 million in fiscal 2002 to $110.4 million in fiscal 2003. The growth in net sales has been largely fueled by geographic expansion and acquisitions. Spending on acquisitions, including seller-financing, reached $30.6 million in fiscal 2003 versus $54.0 million in fiscal 2002. Fiscal 2002 was impacted by a major acquisition late in the year, representing nearly one-half of fiscal 2002 acquisition spending and favorably impacting fiscal 2003 net sales.

         Net sales for the International segment were $388.4 million in fiscal 2003, an increase of $52.2 million, or 15.5%, compared to fiscal 2002. Excluding the effects of currency fluctuations and non-recurring sales from previous supply agreements, net sales increased approximately $5.0 million, or 1.5%, in fiscal 2003. Sales increased in all major countries except Germany which experienced lower sales due to increased regulatory restrictions and product line gaps that are being addressed in fiscal 2004.

         Selling price changes were not material to net sales in fiscal 2003 or fiscal 2002.

         Gross profit increased $55.9 million in fiscal 2003 compared to fiscal 2002. As a percentage of net sales, gross profit was 36.2% of net sales in fiscal 2003 compared to 36.3% in fiscal 2002. Favorable impacts were realized from certain supply chain initiatives and higher volume. These benefits were offset by unfavorable warehousing and material handling costs and product mix, particularly in our Lawns business, which was also impacted by higher urea costs. Lastly, restructuring and other expenses, included in cost of sales, primarily related to International supply chain initiatives, increased from $1.7 million in fiscal 2002 to $9.1 million in fiscal 2003, reducing gross profit as a percentage of net sales by 39 basis points.

         The net commission earned from the Roundup(R) marketing agreement in fiscal 2003 was $17.6 million compared to $16.2 million in fiscal 2002. The increase from the prior year is primarily due to strong underlying growth in Roundup(R) sales, which drove the gross commission higher, partially offset by a $5.0 million increase in the contribution payment due to Monsanto, which increased from $20.0 million in fiscal 2002 to $25.0 million in fiscal 2003.

         Advertising expenses in fiscal 2003 were $97.7 million, an increase of $15.5 million from fiscal 2002. The increase in advertising expenses is primarily due to the re-launch of television media support for the Ortho(R) line and media support for new product launches such as Miracle-Gro(R) Shake N' Feed(R). Foreign currency fluctuations also increased reported advertising expenses by $2.7 million.

         Selling, general and administrative ("SG&A") expenses in fiscal 2003 were $380.4 million compared to $336.0 million for fiscal 2002. Excluding the expensing of stock-based compensation, infrastructure investment in the Scotts LawnService(R) and restructuring and other charges, the Company's SG&A expenses increased $22.6 million, or 7.6%, compared to 2002. This increase is primarily due to investments to support our expansion into adjacent categories and channels, investments to expand the functionality and capability of our business development offices at our largest retailers, and foreign exchange fluctuations. SG&A expenses for Scotts LawnService(R) increased 50% from $30.8 million in fiscal 2002 to $46.2 million in fiscal 2003, primarily due to growth in the branch service network, supporting our plan to rapidly expand to a national platform. SG&A restructuring and other expenses increased from $6.4 million in fiscal 2002 to $8.0 million in fiscal 2003, primarily related to the implementation of the International Profit Improvement Plan.

         Amortization of goodwill and intangibles increased from $5.7 million in fiscal 2002 to $8.6 million in fiscal 2003, primarily due to foreign currency fluctuations and higher expenses related to the amortization of certain intangibles, primarily related to customer lists acquired by Scotts LawnService(R).

         Other income, net was $10.8 million in fiscal 2003, compared to $12.0 million in fiscal 2002. The Company realized a net reduction of approximately $4.0 million from an agreement to cease peat extraction in the United Kingdom. Increased Scotts LawnService(R) franchise fees and royalty income recorded in fiscal 2002 partially off-set the reduction related to peat extraction.

         Income from operations in fiscal 2003 was $232.5 million, compared to $239.2 million in fiscal 2002. This decrease in income from operations reflects higher net sales and gross profit, offset by greater investments in media advertising and higher SG&A expenses, higher restructuring spending in Europe (to support our International Profit Improvement Plan) and the adoption of an accounting change to expense stock-based compensation awards.

         For segment reporting purposes, earnings before interest, taxes and amortization of intangible assets is used as the measure for income from operations ("operating income"). On that basis, operating income in the North America segment increased from $278.1 million in fiscal 2002 to $283.7 million in fiscal 2003, on an increase in net sales from $1,336.9 million in fiscal 2002 to $1,411.3 million in fiscal 2003. Higher sales volume (primarily in the Lawns business) and favorable volume-related manufacturing cost absorption were largely offset by a decrease in gross profit margin as a percentage of net sales (due to product mix and increased urea and warehousing costs), and higher media and SG&A expenses.

         Scotts LawnService's(R) operating income decreased from $8.8 million in fiscal 2002 to $6.2 million in fiscal 2003 due to planned infrastructure investments and higher field labor and truck costs, largely the result of poor spring weather that delayed the start of the spring treatment season. These higher costs more than offset increased margin resulting from higher net sales, which were driven by geographic expansion and acquisitions.

         The International segment's operating income was $23.9 million in fiscal 2003, compared to $25.3 million in fiscal 2002. The decrease in fiscal 2003 operating income is largely due to planned restructuring expenses, as outlined in the Company's International Profit Improvement Plan, and a non-recurring peat transaction gain recognized in fiscal 2002. Foreign currency fluctuations also favorably impacted operating income.

         Interest expense decreased from $76.3 million in fiscal 2002 to $69.2 million in fiscal 2003. The decrease in interest expense was primarily due to debt repayments and strong operating cash flow, which resulted in lower average borrowing levels as compared to the prior year, and lower interest rates on our credit revolver and variable rate term loans. The weighted average cost of debt was 7.96% in fiscal 2003 compared to 8.30% in fiscal 2002.

         Income tax expense for fiscal 2003 was $59.5 million, compared to $61.9 million in fiscal 2002. This decrease in income tax expense as compared to the prior year primarily was the result of a reduction in the Company's effective tax rate from 38.0% in 2002 to 36.4% in 2003, due to an adjustment of state deferred income taxes resulting from a detailed review of state effective tax rates, and increased utilization of foreign tax credits in fiscal 2003.

         The Company reported income before cumulative effect of accounting changes of $103.8 million for fiscal 2003, compared to $101.0 million in fiscal 2002. After the charge of $29.8 million ($18.5 million, net of tax) for the impairment of trade names in our German, French and United Kingdom businesses, net income for fiscal 2002 was $82.5 million, or $2.61 per diluted share, compared to net income of $103.8 million, or $3.23 per diluted share, in fiscal 2003.

         Average diluted shares outstanding increased from 31.7 million in fiscal 2002 to 32.1 million in fiscal 2003, due to option and warrant exercises and the impact on common stock equivalents of a higher average share price in fiscal 2003.

FISCAL 2002 COMPARED TO FISCAL 2001

         Net sales for fiscal 2002 increased 4.7% to $1,748.7 million from $1,670.4 million in fiscal 2001.

         North America segment net sales were $1,336.9 million in fiscal 2002, an increase of $40.6 million, or 3.1%, from net sales for fiscal 2001 of $1,296.3 million. Within the North America segment, Lawns net sales increased in fiscal 2002 over 5.5% due to strong acceptance of our new SummerGuard(R) product and continued strong sales of Turf Builder(R) lawn fertilizer, control products and grass seed; Gardening Products net sales increased over 11% due to continued strong performance of our value-added line of Miracle-Gro(R) potting mix and garden soil with an off-setting decline of 5.5% in our garden fertilizers due primarily to a colder and wetter May (the business peak sales month) in the Midwest and Eastern portions of the United States. Ortho(R) net sales were down slightly in fiscal 2002. Despite an increase in consumer purchases of certain product lines, overall Ortho(R) net sales declined slightly in fiscal 2002 as we reduced national television advertising support to reassess our campaign for this line and prepared for a new campaign in fiscal 2003.

         Scotts LawnService(R) net sales increased over 83% from $41.1 million in fiscal 2001 to $75.6 million in fiscal 2002. The growth in net sales reflects the growth in the business from the acquisitions completed in fiscal 2002, new branch openings in late winter of 2001 and the growth in customers from our spring 2002 and fall 2001 marketing campaigns. Spending on acquisitions, including seller-financing, increased from nearly $18.0 million in fiscal 2001 to over $54.0 million in fiscal 2002. Due to one major acquisition, nearly one-half of fiscal 2002's acquisition spending occurred in August 2002 resulting in only a minor contribution to fiscal 2002's revenue growth.

         Net sales for the International segment were $336.2 million in fiscal 2002, which were $3.2 million, or 1.0%, higher than net sales for fiscal 2001. Excluding the effects of currency fluctuations, net sales declined by $1.0 million from fiscal 2001 to fiscal 2002. Efforts by retailers to reduce their inventory investment and more closely time their purchases to consumer purchases contributed to the year over year sales decrease.

         Selling price changes were not material to net sales in fiscal 2002 or fiscal 2001.

         Gross profit increased $38.5 million in fiscal 2002 from fiscal 2001. As a percentage of net sales, gross profit was 36.3% of net sales in fiscal 2002 compared to 35.7% in fiscal 2001. In North America, cost savings from our supply chain and purchasing initiatives to reduce manufacturing costs were partially offset by lower absorption of fixed costs due to lower production levels. Production levels were lowered in order to reduce North American inventory levels, which declined over $92 million from the end of fiscal 2001 to the end of fiscal 2002. Other factors affecting margins were better product mix, particularly in our Lawns and Gardening Products businesses, and the increasing contribution of our rapidly growing Scotts LawnService(R) business which has higher margins than our other business units. Lastly, restructuring expenses included in cost of sales declined from $7.3 million in fiscal 2001 to $1.7 million in fiscal 2002 which improved gross profit as a percentage of net sales by 32 basis points.

         The net commission earned from the Roundup(R) marketing agreement in fiscal 2002 was $16.2 million, compared to $20.8 million in fiscal 2001. The decrease from the prior year is primarily due to a $5.0 million increase in the contribution payment due to Monsanto to $20.0 million in fiscal 2002 from $15.0 million in fiscal 2001.

         Advertising expenses in fiscal 2002 were $82.2 million, a decrease of $6.9 million from advertising expenses in fiscal 2001 of $89.1 million. The decrease in advertising expenses from the prior year is primarily due to efficiencies from improved media buying and lower rates and reduced media spending on the Ortho(R) line which was replaced with more in-store promotional support, which is a marketing expense included in SG&A expenses.

         SG&A expenses in fiscal 2002 were $336.0 million, compared to $392.5 million for fiscal 2001. The reduction is primarily due to restructuring and other charges of $68.4 million in fiscal 2001 compared to only $6.4 million in fiscal 2002. Excluding restructuring expenses in both fiscal years, the $3.0 million environmental charge in fiscal 2002 and SG&A expenses of the Scotts LawnService(R) business from both fiscal 2002 and 2001 results, SG&A expenses were $295.8 million, or 16.9% of net sales, in fiscal 2002 compared to $307.9 million, or 18.4%, of net sales in fiscal 2001 which reflects the benefits in fiscal 2002 from the cost reduction efforts undertaken in 2001 through reduction in workforce and other restructuring activities even though other costs such as litigation-related legal expenses and information systems support expenses increased in fiscal 2002 from fiscal 2001.

         Fiscal 2002 includes $1.7 million of restructuring charges in costs of sales related to the redeployment of inventory from closed plants and warehouses and $2.4 million in SG&A expenses related to the relocation of personnel for the restructuring activities initiated in fiscal 2001. Under generally accepted accounting principles in the United States, these costs have been expensed in the period incurred. Also, in the fourth quarter of fiscal 2002, approximately $4.0 million in restructuring charges, primarily severance and pension costs, related to the announced closure of a plant in Bramford, England were recorded. In fiscal 2001, $7.3 million of restructuring and other charges were recorded in cost of sales and $68.4 million in SG&A costs.

         Amortization of goodwill and intangibles in fiscal 2002 declined to $5.7 million from $27.7 million in fiscal 2001, primarily due to the adoption of SFAS No. 142 in fiscal 2002.

         Other income was $12.0 million for fiscal 2002, compared to $8.5 million in fiscal 2001. The increase is primarily due to the gain and other income from the agreement for the cessation of peat extraction in the United Kingdom of approximately $6.6 million. This gain was partially offset by lower royalty income due to the phase out in 2002 of a lawn mower program at a major North American retailer and a one-time insurance settlement gain in fiscal 2001.

         Income from operations for fiscal 2002 was $239.2 million, compared with $116.4 million for fiscal 2001. The increase in income from operations over the prior year is the result of lower restructuring expenses, increased gross margin from the increase in net sales, lower advertising spending, lower SG&A expenses, and the effect of the change in accounting for amortization of indefinite-lived assets.

         Operating income in the North America segment increased from $258.9 million for fiscal 2001 to $278.1 million for fiscal 2002 on an increase in net sales from $1,296.3 million in fiscal 2001 to $1,336.9 million in fiscal 2002. Gross margin improvement from supply chain cost reductions, improved product sales mix in Lawns and Gardening Products, and reduced media spending levels were partially offset by lower overhead absorption due to reduced production levels, a reduction in the Roundup(R) commission and decreased licensing royalties.

         Scotts LawnService's(R) operating income increased from $4.7 million in fiscal 2001 to $8.8 million in fiscal 2002 due to the over 80% increase in net sales driven by internal growth and acquisitions.

         International operating income was $25.3 million for fiscal 2002, compared to $0.5 million for fiscal 2001 on a net sales increase to $336.2 million from $333.0 million during the periods. Operating income increased due to the peat transaction with English Nature, lower spending on SG&A, and lower restructuring charges which declined from $13.3 million in fiscal 2001 to $4.5 million in fiscal 2002.

         Interest expense for fiscal 2002 was $76.3 million, a decrease of $11.4 million from interest expense for fiscal 2001 of $87.7 million. The decrease in interest expense was primarily due to a reduction in average borrowings as compared to the prior year due to increased profitability and lower working capital, and lower interest rates on our debt. The weighted average cost of debt was 8.30% in fiscal 2002 compared to 8.47% in fiscal 2001.

         Income tax expense for fiscal 2002 was $61.9 million, compared with income tax expense for fiscal 2001 of $13.2 million. The increase in income tax expense from the prior year is the result of higher pre-tax income in fiscal 2002 for the reasons noted above. The lower estimated income tax rate for fiscal 2002 of 38% compared to 46% for fiscal 2001 is primarily due to effect of the elimination of amortization expense for book purposes that was not deductible for tax purposes and higher earnings in fiscal 2002.

         The Company reported income before cumulative effect of accounting changes of $101.0 million for fiscal 2002, compared to $15.5 million for fiscal 2001. After the charge of $29.8 million ($18.5 million, net of tax) for the impairment of tradenames in our German, French and United Kingdom businesses, net income for fiscal 2002 was $82.5 million, or $2.61 per diluted share, compared to net income of $15.5 million, or $.51 per diluted share, in fiscal 2001. If SFAS No. 142 had been adopted as of the beginning of fiscal 2001 diluted earnings per share for fiscal 2001 would have been $1.05 excluding impairment charges, if any, that would have been recorded upon adoption at October 1, 2000. Diluted earnings per share in fiscal 2002 would have been $3.19 per share if the impairment charge was excluded.

         Average diluted shares outstanding increased from 30.4 million in fiscal 2001 to 31.7 million in fiscal 2002 due to option and warrant exercises, and the impact on common stock equivalents of a higher average share price in fiscal 2002.

LIQUIDITY AND CAPITAL RESOURCES

         Cash provided by operating activities was $218.0 million for fiscal 2003, compared to $233.6 million for fiscal 2002. Following a record year for cash flow generation in fiscal 2002, cash flow provided by operating activities was again very strong in fiscal 2003 due principally to increased profitability, lower cash expenditures for restructuring and a reduction in taxes paid due to a change in the tax treatment of trade programs from a cash to accrual basis. Cash flow from operating activities in fiscal 2002 benefited from a $99 million one-time reduction in domestic inventory levels from unusually high levels at the end of fiscal 2001. The seasonal nature of our operations generally requires cash to fund significant increases in working capital (primarily inventory) during the first half of the year. Receivables and payables also build substantially in the second quarter in line with increasing sales as the season begins. These balances liquidate during the June through September period as the lawn and garden season winds down.

         As of the end of fiscal 2003, accounts receivable increased by $34.0 million, in line with reported fourth quarter net sales growth. Net sales in the fourth quarter of fiscal 2003 were $343.1 million compared to $299.7 million in the fourth fiscal quarter of 2002. Inventories increased $5.3 million in fiscal 2003 as compared to a $99.4 million reduction in fiscal 2002 as discussed above. Accounts payable increased $43.8 million in fiscal 2003 due principally to global cash management initiatives and to foreign currency fluctuations, which increased reported payables by approximately $11 million.

         The funded status of our pension plan decreased slightly in fiscal 2003 with improved investment performance being essentially offset by higher benefit obligations, due to the effect of a 75 basis point decline in the interest rates used to discount future benefit obligations, and the impact of foreign currency translation on our international benefits plans. The unfunded status of our curtailed defined benefit plans in the United States increased slightly from a deficit of $29.2 million at September 30, 2002 to a deficit of $29.5 million at September 30, 2003. Our International plans went from a deficit of $50.2 million in fiscal 2002 to a deficit of $55.4 million in fiscal 2003. Employer contributions to the plans in fiscal 2004 are not expected to increase appreciably from fiscal 2003 contributions of $12.1 million.

         Cash used in investing activities was $108.9 million in fiscal 2003, roughly comparable to $113.0 million in the prior year. Payments on seller notes increased because of required payments made on Scotts LawnService(R) deferred purchase obligations in fiscal 2003. Cash payments on acquisitions decreased to $20.4 million in fiscal 2003 from $31.0 million in fiscal 2002. Cash payments related to Scotts LawnService(R) acquisitions were $17.2 million in fiscal 2003. The total value of acquisitions by Scotts LawnService(R), including property and equipment obtained in the acquisitions, in fiscal 2003 was $30.6 million, compared to $54.8 million in fiscal 2002.

         Financing activities used cash of $59.0 million in fiscal 2003, compared to a cash usage of $41.8 million the prior year. The increase in cash used in financing activities was primarily due to mandatory repayments of borrowings on our term loans in fiscal 2003. Proceeds from the exercises of stock options increased to $21.4 million in fiscal 2003 from $19.7 million in fiscal 2002. In addition to option exercises in fiscal 2003, 1.8 million warrants were exercised by Hagedorn Partnership, L.P. in exchange for the issuance of 1.0 million shares in a series of non-cash transactions.

         Our primary sources of liquidity are funds generated by operations and borrowings under our credit agreement. The credit agreement provided for borrowings in the aggregate principal amount of $1.1 billion consisting of term loan facilities in the aggregate amount of $525 million and a revolving credit facility in the amount of $575 million. Due to paydowns on our term loans, the amount remaining under the term loan facilities had been reduced to approximately $326.5 million as of September 30, 2003. Also, as of September 30, 2003, approximately $6.9 million of the $575 million revolving credit facility was committed for letters of credit; the balance of approximately $568.1 million is available for use.

         Total debt was $757.6 million as of September 30, 2003, a decrease of $71.8 million compared to total debt at September 30, 2002 of $829.4 million. The decrease in debt compared to the prior year was primarily due to scheduled debt repayments on our term loans during fiscal 2003 and payments made on Scotts LawnService(R) seller notes. There were no borrowings on our revolver as of September 30, 2003 or September 30, 2002 due to significantly improved cash flows from operating activities in both years.

         At September 30, 2003, we were in compliance with all debt covenants. The credit agreement contains covenants on interest coverage and leverage. The credit agreement and the 8 5/8% Senior Subordinated Note indenture agreement also contain numerous negative covenants which we were also in compliance with in fiscal 2003. There are no rating triggers in our credit agreement or the Subordinated Note indenture agreement.

         In October 2003, The Scotts Company completed a refinancing of its credit agreement and its $400 million 8 5/8% Senior Subordinated Notes in a series of transactions. The new credit agreement was entered into with a syndicate of commercial banks and institutional lenders. The new credit agreement consists of a $700 million multi-currency revolving credit commitment, expiring on October 22, 2008, and a $500 million term loan B facility, expiring on September 30, 2010. Repayment of the term loan B commences on March 31, 2004, with minimum quarterly principal payments through June 30, 2010, followed by a balloon maturity on September 30, 2010. Also, as part of the refinancing, $200 million of 6 5/8% Senior Subordinated Notes due October 2013 were issued at par, with interest payable semi-annually on May 15 and November 15.

         Total cash was $155.9 million at September 30, 2003, an increase of $56.2 million from September 30, 2002. Due to restrictions in our debt agreements on voluntary prepayments of indebtedness, we elected not to use the cash on hand at September 30, 2003 to paydown indebtedness because voluntary paydowns permanently reduce the total borrowing commitment available under the credit facility. A mandatory excess cash flow prepayment of $24.4 million was made in early fiscal 2003 based upon fiscal 2002's results of operations and cash flows. Our year end cash effectively serves to reduce our average indebtedness by reducing borrowings under the revolving credit facility to fund our seasonal working capital needs.

         We did not repurchase any treasury shares in fiscal 2003 or fiscal 2002. We have not paid dividends on the common shares in the past and do not presently plan to pay dividends on the common shares. It is presently anticipated that earnings will be retained and reinvested to support the growth of our business or to pay down indebtedness. The payment of future dividends, if any, on common shares will be determined by the Board of Directors of Scotts in light of conditions then existing, including our earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions and other factors.

         All of our off balance sheet financing is in the form of operating leases which are disclosed in the Notes to the Consolidated Financial Statements. As of September 30, 2003, we had $11.4 million of outstanding guarantees, primarily related to deferred purchase obligations on Scotts LawnService(R) acquisitions. All material intercompany transactions are eliminated in our consolidated financial statements. Certain transactions with executive officers are fully described and disclosed in our proxy statement. Such transactions pertain primarily to office space provided to and administrative services provided by Hagedorn Partnership, L.P. and do not exceed $150,000 per annum.

         In July 2002, The Scotts Company's Board of Directors approved the International Profit Improvement Plan designed to significantly improve the profitability of the international consumer and professional businesses. The plan includes implementation of an SAP platform throughout Europe, as well as efforts to optimize operations in the United Kingdom, France and Germany, including the creation of a global supply chain. We now estimate that cash outlays of between $45 million and $55 million will be required by the end of fiscal 2005, of which approximately 25% will be capital expenditures, and approximately 75% will be recorded as expenses to implement this plan. For further information concerning the restructuring charges incurred in fiscal years 2003, 2002 and 2001, see Note 4 to the Consolidated Financial Statements.

         We are party to various pending judicial and administrative proceedings, including those discussed in Note 16 to the Consolidated Financial Statements. These include, among others, proceedings based on accidents or product liability claims and alleged violations of environmental laws. We have reviewed our pending environmental and legal proceedings, including the probable outcomes, reasonably anticipated costs and expenses, availability and limits of our insurance coverage and have established what we believe to be appropriate reserves. We do not believe that any liabilities that may result from these proceedings are reasonably likely to have a material adverse effect on our liquidity, financial condition or results of operations.

         The following table summarizes our future cash outflows for contractual obligations as of September 30, 2003 (in millions):

                                                                                           Payments Due by Period
                                                                        -----------------------------------------------------------
   Contractual Cash Obligations                               Total     Less than 1 year   1-3 years     4-5 years    After 5 years
   ----------------------------                            ----------   ----------------   ----------   ----------    -------------
Debt                                                       $    770.3      $     60.7      $     60.1   $    240.6      $    408.9
Operating leases                                                 90.8            24.4            30.9         10.1            25.4
Unconditional purchase obligations                              151.4            80.7            58.8         11.9
Fixed interest payments                                           3.1             2.6             0.5
Annual contribution payment
 under 10 year term of
 marketing agreement                                            125.0            25.0            50.0         50.0
                                                           ----------      ----------      ----------   ----------      ----------
Total contractual cash obligations                         $  1,140.6      $    193.4      $    200.3   $    312.6      $    434.3
                                                           ==========      ==========      ==========   ==========      ==========

         In our opinion, cash flows from operating activities and capital resources will be sufficient to meet debt service and working capital needs during fiscal 2004, and thereafter for the foreseeable future. However, we cannot ensure that our business groups will generate sufficient cash flows from operating activities or that future borrowings will be available under our credit facilities in amounts sufficient to pay indebtedness or fund other liquidity needs. Actual results of operations will depend on numerous factors, many of which are beyond our control.

ENVIRONMENTAL MATTERS

         We are subject to local, state, federal and foreign environmental protection laws and regulations with respect to our business operations and believe we are operating in substantial compliance with, or taking actions aimed at ensuring compliance with, such laws and regulations. We are involved in several legal actions with various governmental agencies related to environmental matters. While it is difficult to quantify the potential financial impact of actions involving environmental matters, particularly remediation costs at waste disposal sites and future capital expenditures for environmental control equipment, in the opinion of management, the ultimate liability arising from such environmental matters, taking into account established reserves, should not have a material adverse effect on our financial position. However, there can be no assurance that the resolution of these matters will not materially affect future quarterly or annual results of operations, financial condition or cash flows of the Company. Additional information on environmental matters affecting us is provided in "ITEM 1. BUSINESS -- Environmental and Regulatory Considerations", "ITEM 1. BUSINESS -- Regulatory Actions" and "ITEM
3. LEGAL PROCEEDINGS".

MANAGEMENT'S OUTLOOK

         We are very pleased with the Company's performance in fiscal 2003. Despite generally cool and wet spring weather conditions that delayed the start of the lawn and garden season, and planned savings from the outsourcing of transportation and logistics management that were not achieved, the Company reported record net sales and earnings in fiscal 2003.

         We set several challenging goals for fiscal 2003, including aggressive sales growth and share gains within our core North American lawn and garden categories, continued rapid expansion of Scotts LawnService(R) and implementation of the International Profit Improvement Plan. We also set aggressive goals to improve customer service levels in our order processing and supply chain organizations by moving to "real-time" consumer-based replenishment of store inventory levels. We were successful in strengthening our relationships with key accounts by focusing on improving in-season execution and by driving more consumers to retailers' stores to purchase lawn and garden products. We also had a second consecutive year of strong cash flow generation due to our continuing focus on working capital management and capital expenditures.

         While we continued the rapid expansion of Scotts LawnService(R), the business fell considerably short of its aggressive sales and earnings growth targets. Poor spring weather, which delayed the start of the spring treatment season, was clearly a contributing factor.

         However, the business also experienced customer service, infrastructure and business integration challenges, due to its rapid growth, that are a primary area of focus in the year ahead. Consequently, the pace of expansion will be slower in fiscal 2004 and we anticipate making selective, but fewer, acquisitions.

         Our strong results in fiscal 2003 set the stage for another successful year in fiscal 2004. We are committed to the continued improvement of our International segment. We are progressing on the International Profit Improvement Plan, which is a three-year plan to invest in systems and to reorganize our International operations to drive sustainable, profitable growth. We anticipate continued strong execution from our global supply chain organization on several important purchasing, logistics and manufacturing initiatives. We also plan to continue to invest aggressively in media advertising and in-store merchandising and promotional initiatives to drive sales growth and profitability in fiscal 2004. Our strategy is also to develop new distribution channels, and to leverage our strong brands to enter complementary adjacent product categories.

         We believe fiscal 2004 will be another year of profitable growth, with continued focus on improving our return on invested capital and strong cash flow generation.

FORWARD-LOOKING STATEMENTS

         We have made and will make "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 in our 2003 Annual Report on Form 10-K and in other contexts relating to future growth and profitability targets and strategies designed to increase total shareholder value. Forward-looking statements also include, but are not limited to, information regarding our future economic and financial condition, the plans and objectives of our management and our assumptions regarding our performance and these plans and objectives.

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the forward-looking statements. We desire to take advantage of the "safe harbor" provisions of that Act.

         Some forward-looking statements that we make in our 2003 Annual Report on Form 10-K and in other contexts represent challenging goals for our company, and the achievement of these goals is subject to a variety of risks and assumptions and numerous factors beyond our control. Important factors that could cause actual results to differ materially from the forward-looking statements we make are described below. All forward-looking statements attributable to us or persons working on our behalf are expressly qualified in their entirety by the following cautionary statements.

         - OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS.

                  We have a significant amount of debt. Our substantial indebtedness could have important consequences. For example, it could:

                           - make it more difficult for us to satisfy our obligations under outstanding indebtedness and otherwise;

                           - increase our vulnerability to general adverse economic and industry conditions;

                           - require us to dedicate a substantial portion of cash flows from operating activities to payments on our indebtedness, which would reduce the cash flows available to fund working capital, capital expenditures, advertising, research and development efforts and other general corporate requirements;

                           - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

                           - place us at a competitive disadvantage compared to our competitors that have less debt;

                           -        limit our ability to borrow additional
                                    funds; and

                           - expose us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

                  Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and acquisitions will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

                  We cannot provide assurance that our business will generate sufficient cash flow from operating activities or that future borrowings will be available to us under our Second Amended and Restated Credit Agreement (the "New Credit Agreement") in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before maturity. We cannot assure you that we would be able to refinance any of our indebtedness on commercially reasonable terms or at all.

         -        RESTRICTIVE COVENANTS MAY ADVERSELY AFFECT US.

                  The New Credit Agreement and the indenture governing our 6 5/8% Senior Subordinated Notes (the "New Indenture") contain restrictive covenants and cross default provisions that require us to maintain specified financial ratios. Our ability to satisfy those financial ratios can be affected by events beyond our control, and we cannot assure you that we will satisfy those ratios. A breach of any of these financial ratio covenants or other covenants in the New Credit Agreement or the New Indenture could result in a default under the New Credit Agreement and/or the New Indenture. Upon the occurrence of an event of default under the New Credit Agreement and/or the New Indenture, the lenders and/or noteholders could elect to declare the applicable outstanding indebtedness to be immediately due and payable and, in the case of our lenders under the New Credit Agreement, terminate all commitments to extend further credit. We cannot be sure that our lenders or the noteholders would waive a default or that we could pay the indebtedness in full if it were accelerated.

         -        ADVERSE WEATHER CONDITIONS COULD ADVERSELY IMPACT FINANCIAL
                  RESULTS.

                  Weather conditions in North America and Europe have a significant impact on the timing of sales in the spring selling season and overall annual sales. An abnormally cold spring throughout North America and/or Europe could adversely affect both fertilizer and pesticide sales and, therefore, our financial results.

         - OUR HISTORICAL SEASONALITY COULD IMPAIR OUR ABILITY TO PAY OBLIGATIONS AS THEY COME DUE IN ADDITION TO OUR OPERATING EXPENSES.

                  Because our products are used primarily in the spring and summer, our business is highly seasonal. For the past two fiscal years, more than 70% of our net sales have occurred in the second and third fiscal quarters combined. Our working capital needs and our borrowings peak near the middle of our second fiscal quarter because we are generating fewer revenues while incurring expenditures in preparation for the spring selling season. If cash on hand is insufficient to pay our obligations as they come due, including interest payments on our indebtedness, or our operating expenses, at a time when we are unable to draw on our credit facility, this seasonality could have a material adverse effect on our ability to conduct our business. Adverse weather conditions could heighten this risk.

         - PERCEPTIONS THAT THE PRODUCTS WE PRODUCE AND MARKET ARE NOT SAFE COULD ADVERSELY AFFECT US.

                  We manufacture and market a number of complex chemical products, such as fertilizers, growing media, herbicides and pesticides, bearing one of our brand names. On occasion, allegations are made that some of our products have failed to perform up to expectations or have caused damage or injury to individuals or property. Based on reports of contamination at a third party supplier's vermiculite mine, the public may perceive that some of our products manufactured in the past using vermiculite are or may also be contaminated. Public perception that our products are not safe, whether justified or not, could impair our reputation, involve us in litigation, damage our brand names and have a material adverse affect our business.

         - THE NATURE OF CERTAIN OF OUR PRODUCTS AND OUR BUSINESS SUCCESS CONTRIBUTE TO THE RISK THAT THE COMPANY WILL BE SUBJECTED TO LAWSUITS.

                  The nature of certain of our products and our business success contribute to the risk that the Company will be subjected to lawsuits. The following are among the factors that contribute to this litigation risk:

                  - We manufacture and market a number of complex chemical products bearing our brand names, including fertilizers, growing media, herbicides and pesticides. There is a portion of the population that perceives all chemical products as potentially hazardous. This perception, regardless of its merits, enhances the risk that the Company will be subjected to product liability claims that allege harm from exposure to our products. Product liability claims are brought against the Company from time to time.

                  - A third party vendor supplied contaminated vermiculite ore to the Company. Although our use of vermiculite ore from the contaminated source ended over twenty years ago, our former relationship with this supplier enhances the risk that the Company will be subjected to personal injury and product liability claims relating to the use of vermiculite in some of our products.

                  - We are a significant competitor in many of the markets in which we compete. Our success in our markets enhances the risk that the Company will be targeted by plaintiffs' lawyers, consumer groups, competitors and others asserting antitrust claims. Antitrust claims are brought against the Company from time to time. The Company believes that the antitrust claims of which it is aware are without merit.

                  Please see "ITEM 3. LEGAL PROCEEDINGS" and Note 16 to the Consolidated Financial Statements.

         - BECAUSE OF THE CONCENTRATION OF OUR SALES TO A SMALL NUMBER OF RETAIL CUSTOMERS, THE LOSS OF ONE OR MORE OF, OR SIGNIFICANT DECLINE IN ORDERS FROM, OUR TOP CUSTOMERS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

                  North America net sales represent approximately 74% of our worldwide net sales in fiscal 2003. Our top three North American retail customers together accounted for 69% of our North America fiscal 2003 net sales and 79% of our outstanding accounts receivable as of September 30, 2003. Home Depot, Wal*Mart and Lowe's represented approximately 37%, 19% and 13%, respectively, of our fiscal 2003 North American net sales. The loss of, or reduction in orders from, Home Depot, Wal*Mart, Lowe's or any other significant customer could have a material adverse effect on our business and our financial results, as could customer disputes regarding shipments, fees, merchandise condition or related matters. Our inability to collect accounts receivable from any of these customers could also have a material adverse affect.

                  We do not have long-term sales agreements or other contractual assurances as to future sales to any of our major retail customers. In addition, continued consolidation in the retail industry has resulted in an increasingly concentrated retail base. To the extent such concentration continues to occur, our net sales and income from operations may be increasingly sensitive to a deterioration in the financial condition of, or other adverse developments involving our relationship with, one or more customers.

         - THE HIGHLY COMPETITIVE NATURE OF THE COMPANY'S MARKETS COULD ADVERSELY AFFECT THE ABILITY OF THE COMPANY TO GROW OR MAINTAIN REVENUES.

                  Each of our segments participates in markets that are highly competitive. Many of our competitors sell their products at prices lower than ours, and we compete primarily on the basis of product quality, product performance, value, brand strength, supply chain competency and advertising. Some of our competitors have significant financial resources and research departments. The strong competition that we face in all of our markets may prevent us from achieving our revenue goals, which may have a material adverse affect on our financial condition and results of operations.

         - IF MONSANTO WERE TO TERMINATE THE MARKETING AGREEMENT FOR CONSUMER ROUNDUP(R)PRODUCTS WITHOUT BEING REQUIRED TO PAY ANY TERMINATION FEE, WE WOULD LOSE A SUBSTANTIAL SOURCE OF FUTURE EARNINGS.

                  If we were to commit a serious default under the marketing agreement with Monsanto for consumer Roundup(R) products, Monsanto may have the right to terminate the agreement. If Monsanto were to terminate the marketing agreement for cause, we would not be entitled to any termination fee, and we would lose all, or a significant portion, of the significant source of earnings and overhead expense absorption the marketing agreement provides. Monsanto may also be able to terminate the marketing agreement within a given region, including North America, without paying us a termination fee if sales to consumers in that region decline:

                  -        over a cumulative three fiscal year period; or

                  - by more than 5% for each of two consecutive fiscal years.

         - HAGEDORN PARTNERSHIP, L.P. BENEFICIALLY OWNS APPROXIMATELY 34% OF OUR OUTSTANDING COMMON SHARES.

                  Hagedorn Partnership, L.P. beneficially owns approximately 34% of our outstanding common shares and has sufficient voting power to significantly influence the election of directors and the approval of other actions requiring the approval of our shareholders.

         - COMPLIANCE WITH ENVIRONMENTAL AND OTHER PUBLIC HEALTH REGULATIONS COULD INCREASE OUR COST OF DOING BUSINESS.

                  Local, state, federal and foreign laws and regulations relating to environmental matters affect us in several ways. In the United States, all products containing pesticides must be registered with the U.S. EPA and, in many cases, similar state agencies before they can be sold. The inability to obtain or the cancellation of any registration could have an adverse effect on our business. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether our competitors were similarly affected. We attempt to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals. We may not always be able to avoid or minimize these risks.

                  The Food Quality Protection Act, enacted by the U.S. Congress in August 1996, establishes a standard for food-use pesticides: that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under this Act, the U.S. EPA is evaluating the cumulative risks from dietary and non-dietary exposures to pesticides. The pesticides in our products, certain of which may be used on crops processed into various food products, continue to be evaluated by the U.S. EPA as part of this exposure risk assessment. It is possible that the U.S. EPA or a third party active ingredient registrant may decide that a pesticide we use in our products will be limited or made unavailable to us. For example, in June 2000, DowAgroSciences, an active ingredient registrant, voluntarily agreed to a gradual phase-out of residential uses of chlorpyrifos, an active ingredient used in our lawn and garden products. In December 2000, the U.S. EPA reached agreement with various parties, including manufacturers of the active ingredient diazinon, regarding a phased withdrawal from retailers by December 2004 of residential uses of products containing diazinon, also used in our lawn and garden products. We cannot predict the outcome or the severity of the effect of the U.S. EPA's continuing evaluations of active ingredients used in our products.

                  The use of certain pesticide and fertilizer products is regulated by various local, state, federal and foreign environmental and public health agencies. Regulations regarding the use of some pesticide and fertilizer products may include requirements that only certified or professional users apply the product, that the products be used only in specified locations or that certain ingredients not be used. Users may be required to post notices on properties to which products have been or will be applied and may be required to notify individuals in the vicinity that products will be applied in the future. Even if we are able to comply with all such regulations and obtain all necessary registrations, we cannot assure you that our products, particularly pesticide products, will not cause injury to the environment or to people under all circumstances. The costs of compliance, remediation or products liability have adversely affected operating results in the past and could materially affect future quarterly or annual operating results.

                  The harvesting of peat for our growing media business has come under increasing regulatory and environmental scrutiny. In the United States, state regulations frequently require us to limit our harvesting and to restore the property to an agreed-upon condition. In some locations, we have been required to create water retention ponds to control the sediment content of discharged water. In the United Kingdom, our peat extraction efforts are also the subject of legislation.

                  In addition to the regulations already described, local, state, federal and foreign agencies regulate the disposal, handling and storage of waste, air and water discharges from our facilities. In June 1997, the Ohio EPA initiated an enforcement action against us with respect to alleged surface water violations and inadequate treatment capabilities at our Marysville facility and is seeking corrective action under the Resource Conservation Recovery Act. We have met with the Ohio EPA and the Ohio Attorney General's office to negotiate an amicable resolution of these issues. On December 3, 2001, an agreed judicial Consent Order was submitted to the Union County Common Pleas Court and was entered by the court on January 25, 2002.

                  In fiscal 2003, we made $1.5 million in environmental expenditures compared with approximately $0.3 million in environmental capital expenditures and $5.4 million in other environmental expenses in fiscal 2002. We expect spending on environmental matters in fiscal 2004 will not vary materially from the amount spent in fiscal 2003.

                  The adequacy of these estimated future expenditures is based on our operating in substantial compliance with applicable environmental and public health laws and regulations and several significant assumptions:

                  - that we have identified all of the significant sites that must be remediated;

                  - that there are no significant conditions of potential contamination that are unknown to us; and

                  - that with respect to the agreed judicial Consent Order in Ohio, that potentially contaminated soil can be remediated in place rather than having to be removed and only specific stream segments will require remediation as opposed to the entire stream.

                  If there is a significant change in the facts and circumstances surrounding these assumptions or if we are found not to be in substantial compliance with applicable environmental and public health laws and regulations, it could have a material impact on future environmental capital expenditures and other environmental expenses and our results of operations, financial position and cash flows.

         - OUR SIGNIFICANT INTERNATIONAL OPERATIONS MAKE US SUSCEPTIBLE TO FLUCTUATIONS IN CURRENCY EXCHANGE RATES AND TO THE COSTS OF INTERNATIONAL REGULATION.

                  We currently operate manufacturing, sales and service facilities outside of North America, particularly in the United Kingdom, Germany, France and the Netherlands. In fiscal 2003, international sales accounted for approximately 20% of our total sales. Accordingly, we are subject to risks associated with operations in foreign countries, including:

                  -        fluctuations in currency exchange rates;

                  - limitations on the conversion of foreign currencies into U.S. dollars;

                  - limitations on the remittance of dividends and other payments by foreign subsidiaries;

                  - additional costs of compliance with local regulations; and

                  - historically, in certain countries, higher rates of inflation than in the United States.

                  In addition, our operations outside the United States are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations and potentially adverse tax consequences. The costs related to our international operations could adversely affect our operations and financial results in the future.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULES

                                                                                                                 Page
                                                                                                                 ----
Consolidated Financial Statements of The Scotts Company and Subsidiaries:
  Report of Management....................................................................................        23
  Report of Independent Auditors..........................................................................        24
  Consolidated Statements of Operations for the fiscal years ended September 30, 2003, 2002 and 2001......        25
  Consolidated Statements of Cash Flows for the fiscal years ended September 30, 2003, 2002 and 2001......        26
  Consolidated Balance Sheets at September 30, 2003 and 2002..............................................        27
  Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income for the fiscal
    years ended September 30, 2003, 2002 and 2001.........................................................        28
Notes to Consolidated Financial Statements................................................................        30
Schedules Supporting the Consolidated Financial Statements:
  Report of Independent Auditors on Financial Statement Schedule..........................................        71
  Valuation and Qualifying Accounts for the fiscal years ended September 30, 2003, 2002 and 2001..........        72

         Schedules other than those listed above are omitted since they are not required or are not applicable, or the required information is shown in the Consolidated Financial Statements or Notes thereto.

                              REPORT OF MANAGEMENT

         Management of The Scotts Company is responsible for the preparation, integrity and objectivity of the financial information presented in this Annual Report on Form 10-K. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America appropriate in the circumstances and, accordingly, include some amounts that are based on management's best judgments and estimates.

         Management is responsible for maintaining a system of accounting and internal controls which it believes is adequate to provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition and that the financial records are reliable for preparing financial statements. The selection and training of qualified personnel, the establishment and communication of accounting and administrative policies and procedures and a program of internal audits are important elements of these control systems.

         The financial statements have been audited by PricewaterhouseCoopers LLP, independent auditors selected by the Board of Directors. The independent auditors conduct a review of internal accounting controls to the extent required by generally accepted auditing standards and perform such tests and related procedures as they deem necessary to arrive at an opinion on the fairness of the financial statements in accordance with generally accepted accounting principles in the United States of America.

         The Board of Directors, through its Audit Committee consisting solely of non-management directors, meets periodically with management, internal audit personnel and the independent auditors to discuss internal accounting controls and auditing and financial reporting matters. The Audit Committee reviews with the independent auditors the scope and results of the audit effort. Both internal audit personnel and the independent auditors have access to the Audit Committee with or without the presence of management.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of The Scotts Company:

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows present fairly, in all material respects, the financial position of The Scotts Company and its subsidiaries at September 30, 2003, and September 30, 2002, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As discussed in Note 6 to the financial statements, effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". Also, as discussed in Note 1 to the financial statements, effective October 1, 2002, the Company adopted the prospective method of recognizing the fair value of stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

/s/ PRICEWATERHOUSECOOPERS LLP

Columbus, Ohio
December 5, 2003, except for Note 21, as to which the date is April 9, 2004

                               THE SCOTTS COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                            2003           2002           2001
                                                                                         ----------     ----------     ----------
Net sales                                                                                $  1,910.1     $  1,748.7     $  1,670.4
Cost of sales                                                                               1,210.2        1,112.1        1,066.7
Restructuring and other charges                                                                 9.1            1.7            7.3
                                                                                         ----------     ----------     ----------
    Gross profit                                                                              690.8          634.9          596.4
Gross commission earned from marketing agreement                                               45.9           39.6           39.1
Contribution expenses under marketing agreement                                                28.3           23.4           18.3
                                                                                         ----------     ----------     ----------
    Net commission earned from marketing agreement                                             17.6           16.2           20.8
Operating expenses:
 Advertising                                                                                   97.7           82.2           89.1
 Selling, general and administrative                                                          321.4          298.8          307.9
 Selling, general and administrative -- lawn service business                                  46.2           30.8           16.2
 Stock-based compensation                                                                       4.8
 Restructuring and other charges                                                                8.0            6.4           68.4
 Amortization of goodwill and other intangibles                                                 8.6            5.7           27.7
 Other income, net                                                                            (10.8)         (12.0)          (8.5)
                                                                                         ----------     ----------     ----------
    Income from operations                                                                    232.5          239.2          116.4
Interest expense                                                                               69.2           76.3           87.7
                                                                                         ----------     ----------     ----------
    Income before income taxes                                                                163.3          162.9           28.7
Income taxes                                                                                   59.5           61.9           13.2
                                                                                         ----------     ----------     ----------
    Income before cumulative effect of accounting change                                      103.8          101.0           15.5
    Cumulative effect of change in accounting for intangible assets, net of tax                              (18.5)
                                                                                         ----------     ----------     ----------
    Net income                                                                           $    103.8     $     82.5     $     15.5
                                                                                         ==========     ==========     ==========
Basic earnings per share:
Weighted-average common shares outstanding during the period                                   30.9           29.3           28.4
Basic earnings per common share:
    Before cumulative effect of accounting change                                        $     3.36     $     3.44     $     0.55
    Cumulative effect of change in accounting for intangible assets, net of tax                              (0.63)
                                                                                         ----------     ----------     ----------
After cumulative effect of accounting change                                             $     3.36     $     2.81     $     0.55
                                                                                         ==========     ==========     ==========
Diluted earnings per share:
Weighted-average common shares outstanding during the period                                   32.1           31.7           30.4
Diluted earnings per common share:
    Before cumulative effect of accounting change                                        $     3.23     $     3.19     $     0.51
    Cumulative effect of change in accounting for intangible assets, net of tax                              (0.58)
                                                                                         ----------     ----------     ----------
    After cumulative effect of accounting change                                         $     3.23     $     2.61     $     0.51
                                                                                         ==========     ==========     ==========

See Notes to Consolidated Financial Statements.

                               THE SCOTTS COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001
                                  (IN MILLIONS)

                                                                                            2003           2002           2001
                                                                                         ----------     ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                                              $    103.8     $     82.5     $     15.5
 Adjustments to reconcile net income to net cash provided by operating activities:
    Cumulative effect of change in accounting for intangible assets, pre-tax                                  29.8
    Stock-based compensation expense                                                            4.8
    Depreciation                                                                               40.3           34.4           32.6
    Amortization                                                                               11.9            9.1           31.0
    Deferred taxes                                                                             48.3           21.2          (19.9)
    Restructuring and other charges                                                                                          27.7
    Changes in assets and liabilities, net of acquired businesses:
       Accounts receivable                                                                    (27.3)         (28.9)         (15.7)
       Inventories                                                                             (5.3)          99.4          (68.5)
       Prepaid and other current assets                                                         3.7           (3.6)          30.6
       Accounts payable                                                                        26.3          (22.0)          (5.0)
       Accrued taxes and liabilities                                                            6.6           17.5          (18.2)
       Restructuring reserves                                                                  (7.1)         (27.9)          37.3
       Other assets                                                                             3.7           (4.5)           6.1
       Other liabilities                                                                       (3.4)          33.6            7.6
    Other, net                                                                                 11.7           (7.0)           4.6
                                                                                         ----------     ----------     ----------
       Net cash provided by operating activities                                              218.0          233.6           65.7
                                                                                         ----------     ----------     ----------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
 Investment in property, plant and equipment                                                  (51.8)         (57.0)         (63.4)
 Investments in acquired businesses, net of cash acquired                                     (20.4)         (31.0)         (26.5)
 Payments on sellers notes                                                                    (36.7)         (32.0)         (11.1)
 Other, net                                                                                                    7.0
                                                                                         ----------     ----------     ----------
       Net cash used in investing activities                                                 (108.9)        (113.0)        (101.0)
                                                                                         ----------     ----------     ----------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
 Net borrowings (repayments) under revolving and bank lines of credit                         (17.6)         (97.6)          61.7
 Gross borrowings under term loans                                                                                          260.0
 Gross repayments under term loans                                                            (62.4)         (31.9)        (315.7)
 Issuance of 8 5/8% senior subordinated notes, net of issuance fees                                           70.2
 Financing and issuance fees                                                                   (0.4)          (2.2)          (1.6)
 Cash received from exercise of stock options                                                  21.4           19.7           17.0
                                                                                         ----------     ----------     ----------
       Net cash provided by (used in) financing activities                                    (59.0)         (41.8)          21.4
Effect of exchange rate changes on cash                                                         6.1            2.2           (0.4)
                                                                                         ----------     ----------     ----------
Net increase (decrease) in cash                                                                56.2           81.0          (14.3)
Cash and cash equivalents, beginning of period                                                 99.7           18.7           33.0
                                                                                         ----------     ----------     ----------
Cash and cash equivalents, end of period                                                 $    155.9     $     99.7     $     18.7
                                                                                         ==========     ==========     ==========

See Notes to Consolidated Financial Statements.

                               THE SCOTTS COMPANY
                           CONSOLIDATED BALANCE SHEETS
                           SEPTEMBER 30, 2003 AND 2002
                       (IN MILLIONS EXCEPT PER SHARE DATA)

                                                                                            2003           2002
                                                                                         ----------     ----------
                                                      ASSETS
Current assets:
  Cash and cash equivalents                                                              $    155.9     $     99.7
  Accounts receivable, less allowance for uncollectible accounts
      of $20.0 in 2003 and $33.2 in 2002                                                      290.5          262.4
  Inventories, net                                                                            276.1          269.1
  Current deferred tax asset                                                                   56.9           74.6
  Prepaid and other assets                                                                     33.2           37.0
                                                                                         ----------     ----------
       Total current assets                                                                   812.6          742.8
Property, plant and equipment, net                                                            338.2          329.2
Goodwill and intangible assets, net                                                           835.5          791.7
Other assets                                                                                   44.0           50.4
                                                                                         ----------     ----------
       Total assets                                                                      $  2,030.3     $  1,914.1
                                                                                         ==========     ==========

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of debt                                                                $     55.4     $     98.2
  Accounts payable                                                                            149.0          122.7
  Accrued liabilities                                                                         234.3          230.4
  Accrued taxes                                                                                 9.5           13.2
                                                                                         ----------     ----------
       Total current liabilities                                                              448.2          464.5
Long-term debt                                                                                702.2          731.2
Other liabilities                                                                             151.7          124.5
                                                                                         ----------     ----------
       Total liabilities                                                                    1,302.1        1,320.2
                                                                                         ----------     ----------
Commitments and contingencies (Notes 15 and 16)
Shareholders' equity:
  Common shares, no par value per share, $.01 stated value per
      share, shares issued of 32.0 in 2003 and 31.3 in 2002 and 2001                            0.3            0.3
  Capital in excess of stated value                                                           390.1          398.6
  Retained earnings                                                                           398.6          294.8
  Treasury stock                                                                                             (41.8)
  Accumulated other comprehensive loss                                                        (60.8)         (58.0)
                                                                                         ----------     ----------
       Total shareholders' equity                                                             728.2          593.9
                                                                                         ----------     ----------
       Total liabilities and shareholders' equity                                        $  2,030.3     $  1,914.1
                                                                                         ==========     ==========

See Notes to Consolidated Financial Statements.

                               THE SCOTTS COMPANY
         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND
                              COMPREHENSIVE INCOME
          FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001
                                  (IN MILLIONS)


                                                         Common Shares           Capital in                       Treasury Stock
                                                      --------------------       Excess of         Retained      ------------------
                                                      Shares        Amount      Stated Value       Earnings      Shares     Amount
                                                      ------      --------      ------------     ------------    ------    --------
Balance, September 30, 2000                             31.3      $    0.3      $      389.3     $      196.8      (3.4)   $  (83.5)
Net income                                                                                               15.5
Foreign currency translation
Unrecognized loss on derivatives
Minimum pension liability
  Comprehensive income
Issuance of common shares held in treasury                                               9.0                        0.8        13.5
                                                      ------      --------      ------------     ------------    ------    --------
Balance, September 30, 2001                             31.3           0.3             398.3            212.3      (2.6)      (70.0)
Net income                                                                                               82.5
Foreign currency translation
Unrecognized loss on derivatives
Minimum pension liability
  Comprehensive income
Issuance of common shares held in treasury                                               0.3                        1.4        28.2
                                                      ------      --------      ------------     ------------    ------    --------
Balance, September 30, 2002                             31.3           0.3             398.6            294.8      (1.2)      (41.8)
Net income                                                                                              103.8
Foreign currency translation
Unrecognized gain on derivatives
Minimum pension liability
  Comprehensive income
Issuance of common shares                                0.7                            (8.5)
Issuance of common shares held in treasury                                                                          1.2        41.8
                                                      ------      --------      ------------     ------------    ------    --------
Balance, September 30, 2003                             32.0      $    0.3      $      390.1     $      398.6       0.0    $    0.0
                                                      ======      ========      ============     ============    ======    ========

                               THE SCOTTS COMPANY
  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE
                               INCOME (CONTINUED)
          FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001
                                  (IN MILLIONS)

                                                                        Accumulated Other
                                                                       Comprehensive Income
                                                     --------------------------------------------------------
                                                                          Minimum Pension          Foreign
                                                                            Liability             Currency
                                                     Derivatives            Adjustment           Translation              Total
                                                     -----------          ---------------        ------------         -------------
Balance, September 30, 2000                           $                    $       (5.1)         $      (19.9)        $       477.9
                                                      ----------           ------------          ------------         -------------
Net income                                                                                                                     15.5
Foreign currency translation
Unrecognized loss on derivatives                            (1.5)(b)                                                           (1.5)
Minimum pension liability                                                          (8.2)(a)                                    (8.2)
                                                                                                                      -------------
  Comprehensive income                                                                                                          5.8
Issuance of common shares held in treasury                                                                                     22.5
                                                      ----------           ------------          ------------         -------------
Balance, September 30, 2001                           $     (1.5)          $      (13.3)         $      (19.9)        $       506.2
                                                      ----------           ------------          ------------         -------------
Net income                                                                                                                     82.5
Foreign currency translation                                                                              1.7                   1.7
Unrecognized loss on derivatives                            (0.6)(b)                                                           (0.6)
Minimum pension liability                                                         (24.4)(a)                                   (24.4)
                                                                                                                      -------------
  Comprehensive income                                                                                                         59.2
Issuance of common shares held in treasury                                                                                     28.5
                                                      ----------           ------------          ------------         -------------
Balance, September 30, 2002                           $     (2.1)          $      (37.7)         $      (18.2)        $       593.9
                                                      ==========           ============          ============         =============
Net income                                                                                                                    103.8
Foreign currency translation                                                                             (2.8)                 (2.8)
Unrecognized gain on derivatives                             0.8(b)                                                             0.8
Minimum pension liability                                                          (0.8)(a)                                    (0.8)
                                                                                                                      -------------
  Comprehensive income                                                                                                        101.0
Issuance of common shares                                                                                                      (8.5)
Issuance of common shares held in treasury                                                                                     41.8
                                                      ----------           ------------          ------------         -------------
Balance, September 30, 2003                           $     (1.3)          $      (38.5)         $      (21.0)        $       728.2
                                                      ==========           ============          ============         =============

----------

(a) Net of tax benefits of $1.3, $14.8, and $5.5 for fiscal 2003, 2002 and 2001, respectively.

(b) Net of tax (expense) benefits of $(0.6), $0.3 and $1.1 for fiscal 2003, 2002 and 2001.

See Notes to Consolidated Financial Statements.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

         The Scotts Company and its subsidiaries (collectively "Scotts" or the "Company") are engaged in the manufacture, marketing and sale of lawn and garden care products. The Company's major customers include home improvement centers, mass merchandisers, large hardware chains, independent hardware stores, nurseries, garden centers, food and drug stores, commercial nurseries and greenhouses, and specialty crop growers. The Company's products are sold primarily in North America and the European Union. We also operate the Scotts LawnService(R) business which provides lawn and tree and shrub fertilization, insect control and other related services in the United States.

ORGANIZATION AND BASIS OF PRESENTATION

         The Company's consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of The Scotts Company and all wholly-owned and majority-owned subsidiaries. All intercompany transactions and accounts are eliminated in consolidation. The Company's criteria for consolidating entities are based on majority ownership (as evidenced by a majority voting interest in the entity) and an objective evaluation and determination of effective management control.

REVENUE RECOGNITION

         Revenue is recognized when products are shipped and when title and risk of loss transfer to the customer. Provisions for estimated returns and allowances are recorded at the time of shipment based on historical rates of returns as a percentage of sales and are periodically adjusted for known changes in return levels. Scotts LawnService(R) revenues are recognized at the time service is provided to the customer.

         Under the terms of the Marketing Agreement between The Scotts Company and Monsanto, the Company in its role as exclusive agent performs certain functions, such as sales support, merchandising, distribution and logistics on behalf of Monsanto, and incurs certain costs in support of the consumer Roundup(R) business. The actual costs incurred by Scotts on behalf of Roundup(R) are recovered from Monsanto through the agency management and are treated solely as a recovery of incurred costs. Revenue is not recognized in the Company's consolidated financial statements for the recovery of these costs since the services rendered are solely in support of the agency arrangement and not a part of any principal line of business.

PROMOTIONAL ALLOWANCES

         The Company promotes its branded products through cooperative advertising programs with retailers. Retailers are also offered in-store promotional allowances and rebates based on sales volumes. Certain products are also promoted with direct consumer rebate programs and special purchasing incentives. Promotion costs (including allowances and rebates) incurred during the year are expensed to interim periods in relation to revenues and are recorded as a reduction of net sales.

ADVERTISING

         The Company advertises its branded products through national and regional media. All advertising costs, except for external production costs, are expensed within the fiscal year in which such costs are incurred. External production costs for advertising programs are deferred until the period in which the advertising is first aired.

         Scotts LawnService(R) promotes its service offerings through direct response mail campaigns. The external costs associated with these campaigns are deferred and recognized ratably and recorded as advertising expense in proportion to revenues as advertising costs over a period not in excess of one year. The costs deferred at September 30, 2003 and 2002 are $1.0 million and $0.9 million, respectively.

FRANCHISE OPERATIONS

         The Company's Scotts LawnService(R) segment consists of 68 company-operated locations serving 44 metropolitan markets, with an additional 70 independent franchise locations at September 30, 2003. In fiscal 2002, there were 60 company-operated and 45 franchised locations. Franchise fee income and royalties are not material to total income from operations.

RESEARCH AND DEVELOPMENT

         All costs associated with research and development are charged to expense as incurred. Expense for fiscal 2003, 2002 and 2001 was $30.4 million, $26.2 million and $24.7 million, respectively.

ENVIRONMENTAL COSTS

         The Company recognizes environmental liabilities when conditions requiring remediation are identified. The Company determines its liability on a site by site basis and records a liability at the time when it is probable and can be reasonably estimated. Expenditures which extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Environmental liabilities are not discounted or reduced for possible recoveries from insurance carriers.

INTERNAL USE SOFTWARE

         The Company accounts for the costs of internal use software in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Accordingly, costs other than reengineering costs are expensed or capitalized depending on whether they are incurred in the preliminary project stage, application development stage or the post-implementation/operation stage. As of September 30, 2003 and 2002, the Company had $43.3 million and $35.8 million, respectively, in unamortized capitalized internal use computer software costs. Amortization of these costs was $9.0 million, $5.8 million and $4.3 million during fiscal 2003, 2002 and 2001, respectively.

EARNINGS PER COMMON SHARE

         Basic earnings per common share is based on the weighted-average number of common shares outstanding each period. Diluted earnings per common share is based on the weighted-average number of common shares and dilutive potential common shares (stock options, stock appreciation rights and warrants) outstanding each period.

INVENTORIES

         Inventories are stated at the lower of cost or market, principally determined by the FIFO method; however, certain growing media inventories are accounted for by the LIFO method. At September 30, 2003 and 2002, approximately 6% and 7% of inventories, respectively, are valued at the lower of LIFO cost or market. Inventories include the cost of raw materials, labor and manufacturing overhead. The Company makes provisions for obsolete or slow-moving inventories as necessary to properly reflect inventory value. Reserves for excess and obsolete inventories were $22.0 million and $25.9 million at September 30, 2003 and 2002, respectively.

LONG-LIVED ASSETS

         Property, plant and equipment, including significant improvements, are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. When properties are retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the accounts with the resulting gain or loss being reflected in results of operations.

         Depreciation of other property, plant and equipment is provided on the straight-line method and is based on the estimated useful economic lives of the assets as follows:

Land improvements                                             10 - 25 years

Buildings                                                     10 - 40 years

Machinery and equipment                                        3 - 15 years

Furniture and fixtures                                         6 - 10 years

Software                                                        3 - 8 years

         Interest is capitalized on all significant capital projects. The Company capitalized $1.4 million, $1.1 million and $3.1 million of interest costs during fiscal 2003, 2002 and 2001, respectively.

         Management assesses the recoverability of property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its future undiscounted cash flows. If it is determined that an impairment has occurred, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its estimated fair value.

         Management also assesses the recoverability of goodwill, tradenames and other intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its discounted future cash flows. Goodwill and unamortizable intangible assets are reviewed for impairment at least annually during the first fiscal quarter. If it is determined that an impairment of intangible assets has occurred, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds its estimated fair value.

CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid financial instruments with original maturities of three months or less to be cash equivalents. The Company maintains cash deposits in banks which from time to time exceed the amount of deposit insurance available. Management periodically assesses the financial condition of the institutions and believes that any potential credit loss is minimal.

FOREIGN EXCHANGE INSTRUMENTS

         Gains and losses on foreign currency transaction hedges are recognized in income and offset the foreign exchange gains and losses on the underlying transactions. Gains and losses on foreign currency firm commitment hedges are deferred and included in the basis of the transactions underlying the commitments.

         All assets and liabilities in the balance sheets of foreign subsidiaries whose functional currency is other than the U.S. dollar are translated into U.S. dollar equivalents at year-end exchange rates. Translation gains and losses are accumulated as a separate component of other comprehensive income and included in shareholders' equity. Income and expense items are translated at the twelve month average of the month end exchange rates. Foreign currency transaction gains and losses are included in the determination of net income.

DERIVATIVE INSTRUMENTS

          In the normal course of business, the Company is exposed to fluctuations in interest rates and the value of foreign currencies. The Company has established policies and procedures that govern the management of these exposures through the use of a variety of financial instruments. The Company employs various financial instruments, including forward exchange contracts and swap agreements, to manage certain of the exposures when practical. By policy, the Company does not enter into such contracts for the purpose of speculation or use leveraged financial instruments. The Company's derivative activities are managed by the Chief Financial Officer and other senior management of the Company in consultation with the Finance Committee of the Board of Directors. These activities include establishing a risk-management philosophy and objectives, providing guidelines for derivative-instrument usage and establishing procedures for control and valuation, counterparty credit approval and the monitoring and reporting of derivative activity. The Company's objective in managing its exposure to fluctuations in interest rates and foreign currency exchange rates is to decrease the volatility of earnings and cash flows associated with changes in the applicable rates and prices. To achieve this objective, the Company primarily enters into forward exchange contracts and swap agreements whose values change in the opposite direction of the anticipated cash flows. Derivative instruments related to forecasted transactions are considered to hedge future cash flows, and the effective portion of any gains or losses is included in other comprehensive income until earnings are affected by the variability of cash flows. Any remaining gain or loss is recognized currently in earnings. The cash flows of the derivative instruments are expected to be highly effective in achieving offsetting cash flows attributable to fluctuations in the cash flows of the hedged risk. If it becomes probable that a forecasted transaction will no longer occur, the derivative will continue to be carried on the balance sheet at fair value, and gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings.

         To manage certain of its cash flow exposures, the Company has entered into forward exchange contracts and interest rate swap agreements. The forward exchange contracts are designated as hedges of the Company's foreign currency exposure associated with future cash flows. The change in the value of the amounts payable or receivable under forward exchange contracts are recorded as adjustments to other income or expense. The interest rate swap agreements are designated as hedges of the Company's interest rate risk associated with certain variable rate debt. The change in the value of the amounts payable or receivable under the swap agreements are recorded as adjustments to interest expense.

         Unrealized gains or losses resulting from valuing these swaps at fair value are recorded in other comprehensive income.

         The Company adopted Statement of Financial Accounting Standards No. 133, which is amended by Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", as of October 2000. Since adoption, there have been no gains or losses recognized in earnings for hedge ineffectiveness or due to excluding a portion of the value from measuring effectiveness.

STOCK-BASED COMPENSATION AWARDS

         Beginning in fiscal 2003, the Company began expensing prospective grants of employee stock-based compensation awards in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an Amendment of SFAS No. 123". The fair value of future awards will be expensed ratably over the vesting period, which has historically been three years, except for grants to members of the Board of Directors, which have a six month vesting period.

         In fiscal 2003, the Company granted 404,500 options to officers and other key employees, 63,000 options to members of the Board of Directors and 239,000 stock appreciation rights to executive officers. The exercise price for the option awards and the stated price for the stock appreciation rights awards were determined by the closing price of the Company's common shares on the date of grant. The related compensation expense recorded in fiscal 2003 was $4.8 million.

         The Black-Scholes value of options granted in fiscal 2001 and fiscal 2002 was $10.0 million and $10.7 million, respectively. The Black-Scholes value of all stock-based compensation grants awarded during fiscal 2003 was $13.1 million. Had compensation expense been recognized for the periods ended September 30, 2003, 2002 and 2001 in accordance with the recognition provisions of SFAS No. 123, the Company would have recorded net income and net income per share as follows:

                                                                                                   For the years ended
                                                                                                       September 30,
                                                                                            2003           2002           2001
                                                                                         ----------     ----------     ----------
                                                                                                      ($ millions,
                                                                                                  except per share data)
Net income                                                                               $    103.8     $     82.5     $     15.5
Stock-based compensation expense included in reported net income, net of tax                    2.9
Total stock-based employee compensation expense determined under fair value
  based method for all awards, net of tax                                                      (7.0)          (4.9)          (6.7)
                                                                                         ----------     ----------     ----------
Net income, as adjusted                                                                  $     99.7     $     77.6     $      8.8
                                                                                         ==========     ==========     ==========
Net income per share:
  Basic                                                                                  $     3.36     $     2.81     $     0.55
  Diluted                                                                                $     3.23     $     2.61     $     0.51
Net income per share, as adjusted:
  Basic                                                                                  $     3.23     $     2.65     $     0.31
  Diluted                                                                                $     3.11     $     2.45     $     0.29

         The pro forma amounts shown above are not necessarily representative of the impact on net income in future periods.

         Prior to fiscal 2003, the Company accounted for stock options under APB 25, "Accounting for Stock Issued to Employees" and, as allowable, adopted only the disclosure provisions of SFAS No. 123.

USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from the estimates.

RECLASSIFICATIONS

         Certain reclassifications have been made to the prior years' financial statements to conform to fiscal 2003 classifications.

NOTE 2. DETAIL OF CERTAIN FINANCIAL STATEMENT ACCOUNTS

                                                         2003          2002
                                                       --------      --------
                                                            ($ millions)
INVENTORIES, NET:
  Finished goods                                       $  203.7      $  196.6
  Raw materials                                            72.4          72.5
                                                       --------      --------
   Total                                               $  276.1      $  269.1
                                                       ========      ========

                                                         2003          2002
                                                       --------      --------
                                                            ($ millions)
PROPERTY, PLANT AND EQUIPMENT, NET:
  Land and improvements                                $   37.4      $   38.0
  Buildings                                               127.7         120.9
  Machinery and equipment                                 316.9         289.9
  Furniture and fixtures                                   38.9          33.1
  Software                                                 70.1          47.6
  Construction in progress                                 17.7          45.7
  Less: accumulated depreciation                         (270.5)       (246.0)
                                                       --------      --------
  Total                                                $  338.2      $  329.2
                                                       ========      ========

                                                         2003          2002
                                                       --------      --------
                                                            ($ millions)
ACCRUED LIABILITIES:
  Payroll and other compensation accruals              $   53.5      $   53.2
  Advertising and promotional accruals                    107.1          87.0
  Restructuring accruals                                    4.5          11.2
  Other                                                    69.2          79.0
                                                       --------      --------
  Total                                                $  234.3      $  230.4
                                                       ========      ========

                                                         2003          2002
                                                       --------      --------
                                                            ($ millions)
OTHER NON-CURRENT LIABILITIES:
  Accrued pension and postretirement liabilities       $  108.1      $  101.6
  Legal and environmental reserves                          6.8           8.2
  Restructuring accruals                                                  0.8
  Other                                                    36.8          13.9
                                                       --------      --------
  Total                                                $  151.7      $  124.5
                                                       ========      ========

NOTE 3. MARKETING AGREEMENT

         Effective September 30, 1998, the Company entered into an agreement with Monsanto Company ("Monsanto") for exclusive domestic and international marketing and agency rights to Monsanto's consumer Roundup(R) herbicide products. Under the terms of the agreement, the Company is entitled to receive an annual commission from Monsanto in consideration for the performance of its duties as agent. The annual commission is calculated as a percentage of the actual earnings before interest and income taxes (EBIT), as defined in the agreement, of the Roundup(R) business. Each year's percentage varies in accordance with the terms of the agreement based on the achievement of two earnings thresholds and on commission rates that vary by threshold and program year.

         The agreement also requires the Company to make fixed annual payments to Monsanto as a contribution against the overall expenses of the Roundup(R) business. The annual fixed payment is defined as $20 million. However, portions of the annual payments for the first three years of the agreement are deferred. No payment was required for the first year (fiscal 1999), a payment of $5 million was required for the second year and a payment of $15 million was required for the third year so that a total of $40 million of the contribution payments were deferred. Beginning in the fifth year of the agreement (fiscal
2003), the annual payments to Monsanto increase to at least $25 million, which include per annum interest charges at 8%. The annual payments may be increased above $25 million if certain significant earnings targets are exceeded. If all of the deferred contribution amounts are paid prior to 2018, the annual contribution payments revert to $20 million. Regardless of whether the deferred contribution amounts are paid, all contribution payments cease entirely in 2018.

         The Company is recognizing a charge each year associated with the annual contribution payments equal to the required payment for that year. The Company is not recognizing a charge for the portions of the contribution payments that are deferred until the time those deferred amounts are paid. The Company considers this method of accounting for the contribution payments to be appropriate after consideration of the likely term of the agreement, the Company's ability to terminate the agreement without paying the deferred amounts, and the fact that approximately $18.6 million of the deferred amount is never paid, even if the agreement is not terminated prior to 2018, unless significant earnings targets are exceeded.

         The express terms of the agreement permit the Company to terminate the agreement only upon Material Breach, Material Fraud or Material Willful Misconduct by Monsanto, as such terms are defined in the agreement, or upon the sale of the Roundup(R) business by Monsanto. In such instances, the agreement permits the Company to avoid payment of any deferred contribution and related per annum charge. The Company's basis for not recording a financial liability to Monsanto for the deferred portions of the annual contribution and per annum charge is based on our assessment and consultations with our legal counsel and the Company's independent accountants. In addition, the Company has obtained a legal opinion from The Bayard Firm, P.A., which concluded, subject to certain qualifications, that if the matter were litigated, a Delaware court would likely conclude that the Company is entitled to terminate the agreement at will, with appropriate prior notice, without incurring significant penalty, and avoid paying the unpaid deferred amounts. We have concluded that, should the Company elect to terminate the agreement at any balance sheet date, it will not incur significant economic consequences as a result of such action.

         The Bayard Firm was special Delaware counsel retained during fiscal 2000 solely for the limited purpose of providing a legal opinion in support of the contingent liability treatment of the agreement previously adopted by the Company and has neither generally represented or advised the Company nor participated in the preparation or review of the Company's financial statements or any SEC filings. The terms of such opinion specifically limit the parties who are entitled to rely on it.

         The Company's conclusion is not free from challenge and, in fact, would likely be challenged if the Company were to terminate the agreement. If it were determined that, upon termination, the Company must pay any remaining deferred contribution amounts and related per annum charges, the resulting charge to earnings could have a material impact on the Company's results of operations and financial position. At September 30, 2003, contribution payments and related per annum charges of approximately $49.2 million had been deferred under the agreement. This amount is considered a contingent obligation and has not been reflected in the financial statements as of and for the year then ended.

         Monsanto has disclosed that it is accruing the $20 million fixed contribution fee per year beginning in the fourth quarter of Monsanto's fiscal year 1998, plus interest on the deferred portion.

         The agreement has a term of seven years for all countries within the European Union (at the option of both parties, the agreement can be renewed for up to 20 years for the European Union countries). For countries outside of the European Union, the agreement continues indefinitely unless terminated by either party. The agreement provides Monsanto with the right to terminate the agreement for an event of default (as defined in the agreement) by the Company or a change in control of Monsanto or the sale of the Roundup(R) business. The agreement provides the Company with the right to terminate the agreement in certain circumstances including an event of default by Monsanto or the sale of the Roundup(R) business. Unless Monsanto terminates the agreement for an event of default by the Company, Monsanto is required to pay a termination fee to the Company that varies by program year. The termination fee is $150 million for each of the first five program years, gradually declines to $100 million by year ten of the program and then declines to a minimum of $16 million if the program continues for years 11 through 20.

         In consideration for the rights granted to the Company under the agreement for North America, the Company was required to pay a marketing fee of $32 million to Monsanto. The Company has deferred this amount on the basis that the payment will provide a future benefit through commissions that will be earned under the agreement and is amortizing the balance over ten years, which is the estimated likely term of the agreement.

NOTE 4. RESTRUCTURING AND OTHER CHARGES

2003 CHARGES

         During fiscal 2003, the Company recorded $17.1 million of restructuring and other charges.

         Costs of $5.3 million for warehouse lease buyouts and relocation of inventory associated with exiting certain warehouses in North America, and $3.8 million related to a plan to optimize our international supply chain were included in cost of sales. Severance and consulting costs of $5.3 million for the continued European integration efforts that began in the fourth quarter of fiscal 2002, and $2.7 million of administrative facility exit costs in North America were charged to selling, general and administrative expense. The severance costs incurred in fiscal 2003 are related to the reduction of 78 administrative and production employees.

2002 CHARGES

         During fiscal 2002, the Company recorded $8.1 million of restructuring and other charges.

         During the fourth quarter of fiscal 2002, the Company recorded $4.0 million of restructuring and other charges associated with reductions of headcount from the closure of a manufacturing facility in Bramford, England. This charge is included in selling, general and administrative costs in the Consolidated Statement of Operations and consists of severance and pension related costs. Closure of the Bramford facility was completed in May 2003 with the transfer of United Kingdom fertilizer production to our Howden, United Kingdom facility. Severance costs incurred in fiscal 2002 are related to the reduction of 37 administrative and production employees.

         Under accounting principles generally accepted in the United States of America, certain restructuring costs related to relocation of personnel, equipment and inventory are to be expensed in the period the costs are actually incurred. During fiscal 2002, inventory relocation costs of approximately $1.7 million were incurred and paid and were recorded as restructuring and other charges in cost of sales. Approximately $2.4 million of employee relocation and related costs were also incurred and paid in fiscal 2002 and were recorded as restructuring and other charges in operating expenses. These relocation charges related to a plan to optimize the North American supply chain that was initiated in the third and fourth quarters of fiscal 2001.

2001 CHARGES

         During the third and fourth quarters of fiscal 2001, the Company recorded $75.7 million of restructuring and other charges, primarily associated with reductions in headcount and the closure or relocation of certain manufacturing and administrative facilities. The $75.7 million in charges is segregated in the Consolidated Statements of Operations in two components: (i) $7.3 million included in cost of sales for the write-off of inventory that was rendered unusable as a result of the restructuring activities and (ii) $68.4 million included in selling, general and administrative costs. Included in the $68.4 million charge in selling, general and administrative costs is $20.4 million to write-down to fair value certain property and equipment and other assets; $5.8 million of facility exit costs; $27.0 million of severance costs; and $15.2 million in other restructuring and other costs. The severance costs related to the reduction in force initiatives, facility closures and consolidations in North America and Europe covered approximately 340 administrative, production, selling and other employees. Most severance costs were paid in fiscal 2002 with the balance substantially completed in 2003. All other fiscal 2001 restructuring related activities and costs were completed by the end of fiscal 2002.

         The following is a rollforward of the cash portion of the restructuring and other charges accrued in fiscal 2003, 2002 and 2001. The balance of the accrued charges at September 30, 2003 are included in accrued liabilities on the Consolidated Balance Sheets.

                                                          September,                                                    September,
                                                             2002                                                          2003
                                                          ----------                                                    ----------
    Description                Type      Classification     Balance              Payment            Accrual              Balance
    -----------                ----      --------------   ----------           -----------------------------            ----------
                                                                                          ($ millions)
Severance                      Cash          SG&A         $      6.8           $     (5.4)         $     0.2             $    1.6
Facility exit costs            Cash          SG&A                3.5                 (2.6)                                    0.9
Other related costs            Cash          SG&A                1.7                 (1.3)               1.6                  2.0
                                                          ----------           ----------          ---------             --------
    Total cash                                            $     12.0           $     (9.3)         $     1.8             $    4.5
                                                          ==========           ==========          =========             ========

NOTE 5. ACQUISITIONS AND DIVESTITURES

         During fiscal 2003, the Company's Scotts LawnService(R) segment acquired 22 individual lawn service entities for a total cost of $30.6 million. Of the total purchase price, $17.2 million was paid in cash, with notes being issued for the remaining $13.4 million. Goodwill attributable to the fiscal 2003 acquisitions was $22.3 million, of which $20.4 million was deductible for tax purposes. Other intangible assets, primarily customer accounts and non-compete agreements, of $6.2 million, and working capital and property, plant and equipment of $2.1 million were also recorded.

         The Company's North American segment acquired two entities to enter the pottery business in fiscal 2003. The aggregate purchase price for these two entities was $3.2 million, all of which was paid in cash. Goodwill of $0.8 million pertaining to these acquisitions is tax deductible. Other intangible assets, primarily customer accounts of $1.0 million, and inventory of $1.4 million were also recorded.

         During fiscal 2002, the Company's Scotts LawnService(R) segment acquired 17 individual lawn service entities for a total cost of $54.8 million. Of this total, $33.9 million was paid in cash, with notes being issued for the remaining $20.9 million. Three of the entities acquired were responsible for approximately $44 million of the total acquisition costs. Goodwill related to these acquisitions of $42.7 million was recorded in fiscal 2002, all tax deductible. Other intangible assets of $8.7 million and working capital and property, plant and equipment of $3.4 million were also recorded.

         On January 1, 2001, the Company acquired the Substral(R) brand and consumer plant care business from Henkel KGaA. Substral(R) is a leading consumer fertilizer brand in many European countries including Germany, Austria, Belgium, France and the Nordics. Under the terms of the asset purchase agreement, the Company acquired specified working capital and intangible assets associated with the Substral(R) business. The final purchase price, determined based on the value of the assets acquired and the performance of the business for the period from June 15, 2000 to December 31, 2000, was $34.0 million.

         The Substral(R) acquisition was made in exchange for cash and notes payable to seller and was accounted for under the purchase method of accounting. Accordingly, Substral's results have been included from the date of its acquisition and the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Intangible assets associated with the purchase were $34.0 million.

         The following unaudited pro forma results of operations give effect to the fiscal 2002 and fiscal 2001 Scotts LawnService(R) acquisitions and Substral(R) brand acquisition as if they had occurred on October 1, 2000. The fiscal 2003 acquisitions were deemed immaterial to include in the table below.

                                                              Fiscal Year Ended
                                                                 September 30,
                                                           -----------------------
                                                              2002         2001
                                                           ----------   ----------
                                                                ($ millions,
                                                            except per share data)
Net sales                                                  $  1,779.6   $  1,726.5
Income before cumulative effect of accounting change             93.8         15.2
Net income                                                       75.3         15.2
Basic earnings per share:
  Before cumulative effect of accounting change            $     3.20   $      .54
  After cumulative effect of accounting change                   2.57          .54
Diluted earnings per share:
  Before cumulative effect of accounting change            $     2.96   $      .50
  After cumulative effect of accounting change                   2.38          .50

NOTE 6. GOODWILL AND INTANGIBLE ASSETS, NET

         Effective October 1, 2001, Scotts adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". In accordance with this standard, goodwill and certain other intangible assets, primarily tradenames, have been classified as indefinite-lived assets no longer subject to amortization. Indefinite-lived assets are subject to impairment testing upon adoption of SFAS No. 142 and at least annually thereafter. The initial impairment analysis was completed in the second quarter of fiscal 2002, taking into account additional guidance provided by EITF 02-07, "Unit of Measure for Testing Impairment of Indefinite-Lived Intangible Assets". The value of all indefinite-lived tradenames as of October 1, 2001 was determined using a "royalty savings" methodology that was employed when the businesses associated with these tradenames were acquired but using updated estimates of sales and profitability. As a result, a pre-tax impairment loss of $29.8 million was recorded for the writedown of the value of the tradenames in our International businesses in Germany, France and the United Kingdom. This transitional impairment charge was recorded as a cumulative effect of accounting change, net of tax, as of October 1, 2001. After completing this initial valuation and impairment of tradenames, an initial assessment for goodwill impairment was performed. It was determined that a goodwill impairment charge was not required.

         Intangible assets include patents, tradenames and other intangible assets which are valued at acquisition through independent appraisals where material, or through other valuation techniques. Patents, trademarks and other intangible assets are being amortized on a straight-line basis over periods varying from 7 to 40 years. The useful lives of intangible assets still subject to amortization were not revised as a result of the adoption of SFAS No. 142.

         Management assesses the recoverability of goodwill, tradenames and other intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its discounted future cash flows. Goodwill and unamortizable intangible assets are reviewed for impairment at least annually. If it is determined that an impairment of intangible assets has occurred, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds its estimated fair value.

         In the first quarter of fiscal 2003, the Company completed its annual impairment analysis and determined that a charge for annual impairment was not required.

         The following table presents goodwill and intangible assets as of the end of each period presented. The September 30, 2002 balances reflect the impairment charge recorded as of October 1, 2001.

                                                     September 30, 2003                     September 30, 2002
                                              -----------------------------------    -----------------------------------
                                   Weighted     Gross                        Net       Gross                      Net
                                    Average   Carrying    Accumulated     Carrying   Carrying    Accumulated    Carrying
                                     Life      Amount     Amortization     Amount     Amount    Amortization     Amount
------------------------------------------------------------------------------------------------------------------------
                                                                        ($ millions)
Amortizable intangible assets:
 Technology                            21     $   66.9    $     (22.7)    $   44.2    $  61.9     $  (18.8)     $   43.1
 Customer accounts                      7         42.3           (6.0)        36.3       33.2         (3.5)         29.7
 Tradenames                            16         11.3           (3.0)         8.3       11.3         (2.3)          9.0
 Other                                 15         54.6          (37.9)        16.7       50.6        (34.0)         16.6
                                                                          --------                              --------
   Total amortizable intangible
    assets, net                                                              105.5                                  98.4
Unamortizable intangible assets:
 Tradenames                                                                  320.3                                 312.7
 Other                                                                         3.2                                   3.1
                                                                          --------                              --------

   Total intangible assets, net                                              429.0                                 414.2
 Goodwill                                                                    406.5                                 377.5
                                                                          --------                              --------
   Total goodwill and
    intangible assets, net                                                $  835.5                              $  791.7
                                                                          ========                              ========

         The changes to the net carrying value of goodwill by segment for the fiscal year ended September 30, 2003 are as follows (in millions):

                                                   North         Scotts
                                                  America     LawnService(R)   International      Total
                                                ---------     -------------    -------------    ---------
Balance as of September 30, 2002                $   204.6         $  68.5         $ 104.4       $   377.5
Increases due to acquisitions                         0.8            22.3                            23.1
Reduction of final purchase of previous
 acquisition                                         (1.6)                                           (1.6)
Other (reclassifications and cumulative
 translation)                                        (0.4)            0.6             7.3             7.5
                                                ---------         -------         -------       ---------
Balance as of September 30, 2003                $   203.4         $  91.4         $ 111.7       $   406.5
                                                =========         =======         =======       =========

         The following table represents a reconciliation of recorded net income to adjusted net income and related earnings per share data as if the provision of SFAS No. 142 relating to non-amortization of indefinite-lived intangible assets had been adopted as of the beginning of the earliest period presented. This presentation does not take into account the impairment charge, if any, that may have been recorded if SFAS 142 had been adopted in the earlier periods presented. Basic and diluted earnings per share would have been $3.44 and $3.19, respectively in fiscal 2002 excluding the impairment charge.

                                                                                        For the year ended
                                                                                          September 30,
                                                                                               2001
                                                                                        ------------------
                                                                                          ($ millions,
                                                                                         except per share
                                                                                              data)
Net income
  Reported net income                                                                       $   15.5
  Goodwill amortization                                                                         11.2
  Tradename amortization                                                                        10.1
  Taxes                                                                                         (4.7)
                                                                                            --------
  Net income as adjusted                                                                    $   32.1
                                                                                            ========
Basic EPS
  Reported net income                                                                       $   0.55
  Goodwill amortization                                                                          .39
  Tradename amortization                                                                         .36
  Taxes                                                                                        (0.17)
                                                                                            --------
  Net income as adjusted                                                                    $   1.13
                                                                                            ========
Diluted EPS
  Reported net income                                                                       $   0.51
  Goodwill amortization                                                                          .37
  Tradename amortization                                                                         .33
  Taxes                                                                                        (0.16)
                                                                                            --------
  Net income as adjusted                                                                    $   1.05
                                                                                            ========

         The total amortization expense for the years ended September 30, 2003, 2002 and 2001 was $8.6 million, $5.7 million and $27.7 million, respectively.

         Estimated amortization expense for the existing amortizable intangible assets for the years ended September 30, is as follows:

                                                                                               ($ millions)
2004                                                                                                $9.6
2005                                                                                                 9.2
2006                                                                                                 8.9
2007                                                                                                 8.6
2008                                                                                                 8.6

NOTE 7. RETIREMENT PLANS

         The Company offers a defined contribution profit sharing and 401(k) plan for substantially all U.S. employees. The majority of full and part-time employees may participate in the plan on the first day of the month after being hired, with a portion of the workforce being required to wait 60 days and until the first of the next month. The plan allows participants to contribute up to 75% of their compensation in the form of pre-tax contributions, not to exceed the annual Internal Revenue Service (IRS) maximum deferral amount. The Company provides a matching contribution equivalent to 100% of participants' initial 3% contribution and 50% of the participants' remaining contribution up to 5%. Participants are immediately vested in employee contributions, the Company's matching contributions and the investment return on those monies. The Company also provides a base contribution to employees' accounts regardless of whether employees are active in the plan. The base contribution is 2% of compensation up to 50% of the Social Security taxable wage base plus 4% of compensation in excess of 50% of the Social Security taxable wage base. Domestic employees of the Company are eligible to receive base contributions on the first day of the month following the date of hire with a portion of the workforce eligible to receive base contributions on the first day of the month after completing one year of service. Participants become fully vested in the Company's base contribution after three years of service. The Company recorded charges of $9.6 million, $7.3 million and $10.3 million under the plan in fiscal 2003, 2002 and 2001, respectively.

         In conjunction with the decision to offer the expanded defined contribution profit sharing and 401(k) plan to domestic Company associates, management decided to freeze benefits under certain defined benefit pension plans as of December 31, 1997. These pension plans covered substantially all full-time U.S. associates who had completed one year of eligible service and reached the age of 21. The benefits under these plans are based on years of service and the associates' average final compensation or stated amounts. The Company's funding policy, consistent with statutory requirements and tax considerations, is based on actuarial computations using the Projected Unit Credit method. The Company also curtailed its non-qualified supplemental pension plan which provides for incremental pension payments from the Company so that total pension payments equal amounts that would have been payable from the Company's pension plans if it were not for limitations imposed by income tax regulations.

         The Company also sponsors the following pension plans associated with the international businesses it has acquired: Scotts International BV, ASEF BV (Netherlands), The Scotts Company (United Kingdom) Ltd., Miracle Garden Care, Scotts France SAS, Scotts Celaflor GmbH (Germany) and Scotts Celaflor HG (Austria). These plans generally cover all associates of the respective businesses and retirement benefits are generally based on years of service and compensation levels. The pension plans for Scotts International BV, ASEF BV (Netherlands), The Scotts Company (United Kingdom) Ltd., and Miracle Garden Care are funded plans. The remaining international pension plans are not funded by separately held plan assets.

         In connection with reduction in force initiatives implemented in fiscal 2001, curtailment (gains) or losses of ($0.2) million and $2.7 million were recorded as components of restructuring expense for the international and domestic defined benefit pension plans, respectively. In connection with the closure of a manufacturing plant in Bramford, England, completed in May 2003, special termination benefits of $1.5 million were recorded as a component of restructuring expense in September 2002.

         The following tables present information about benefit obligations, plan assets, annual expense and other assumptions about the Company's defined benefit pension plans (in millions):

                                                     Curtailed                                       Curtailed
                                                      Defined                International         Supplemental
                                                   Benefit Plan              Benefit Plans             Plan
                                             ----------------------  ------------------------  -------------------
                                                2003        2002         2003         2002        2003       2002
------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year      $   77.0    $   67.2    $    101.2   $     76.1   $    2.0   $    1.9
Service cost                                                                4.0          3.1
Interest cost                                     4.9         5.1           5.8          4.5        0.1        0.1
Plan participants' contributions                                            0.7          0.7
Curtailment loss                                                                         1.5
Actuarial loss                                    9.7         9.6           1.5         12.0        0.2        0.2
Benefits paid                                    (5.0)       (4.9)         (3.8)        (3.1)      (0.2)      (0.2)
Foreign currency translation                                                9.6          6.4
                                             --------    --------    ----------   ----------   --------   --------
Benefit obligation at end of year            $   86.6    $   77.0    $    119.0   $    101.2   $    2.1   $    2.0
                                             ========    ========    ==========   ==========   ========   ========
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning
    of year                                      49.8        56.9          51.0         51.8
Actual return on plan assets                      7.7        (6.2)          6.1         (5.2)
Employer contribution                             6.7         4.0           5.2          3.7        0.2        0.1
Plan participants' contributions                                            0.7          0.7
Benefits paid                                    (5.0)       (4.9)         (3.8)        (3.1)      (0.2)      (0.1)
Foreign currency translation                                                4.4          3.1
                                             --------    --------    ----------   ----------   --------   --------
Fair value of plan assets at end of year     $   59.2    $   49.8    $     63.6   $     51.0
                                             ========    ========    ==========   ==========   ========   ========
AMOUNTS RECOGNIZED IN THE STATEMENT OF
    FINANCIAL POSITION CONSIST OF:
Funded status                                   (27.4)      (27.2)        (55.4)       (50.2)      (2.1)      (2.0)
Unrecognized losses                              35.6        31.7          38.3         39.9        0.6        0.5
                                             --------    --------    ----------   ----------   --------   --------
Net amount recognized                        $    8.2    $    4.5    $    (17.1)  $    (10.3)  $   (1.5)  $   (1.5)
                                             ========    ========    ==========   ==========   ========   ========
Weighted average assumptions:
Discount rate                                    6.00%       6.75%         5.25%         5.5%      6.00%      6.75%
Expected return on plan assets                   8.00%       8.00%      6.0-8.0%     7.0-8.0%       n/a        n/a
Rate of compensation increase                     n/a         n/a       3.0-4.0%     3.0-4.0%       n/a        n/a

                                  2003      2002      2001      2003      2002     2001     2003    2002     2001
------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC
   BENEFIT COST
Service cost                    $         $         $         $   4.0   $   3.1  $   3.6   $       $        $
Interest cost                       4.9       5.1       4.6       5.8       4.5      4.0      0.1     0.1      0.1
Expected return on plan assets     (3.8)     (4.4)     (4.3)     (4.0)     (4.0)    (4.8)
Net amortization and deferral       1.9       0.7       0.3       2.2       0.7
Curtailment loss (gain)                                 2.7                         (0.2)
                                -------   -------   -------   -------   -------  -------   ------  ------   ------
Net periodic benefit cost       $   3.0   $   1.4   $   3.3   $   8.0   $   4.3  $   2.6   $  0.1  $  0.1   $  0.1
                                =======   =======   =======   =======   =======  =======   ======  ======   ======
(income)

NOTE 8. ASSOCIATE BENEFITS

         The Company provides comprehensive major medical benefits to certain of its retired associates and their dependents. Substantially all of the Company's domestic associates who were hired before January 1, 1998 become eligible for these benefits if they retire at age 55 or older with more than ten years of service. The plan requires certain minimum contributions from retired associates and includes provisions to limit the overall cost increases the Company is required to cover. The Company funds its portion of retiree medical benefits on a pay-as-you-go basis.

         Prior to October 1, 1993, the Company effected several changes in plan provisions, primarily related to current and ultimate levels of retiree and dependent contributions. Retirees as of October 1, 1993 are entitled to benefits existing prior to these plan changes. These plan changes resulted in a reduction in unrecognized prior service cost, which is being amortized over future years.

         In connection with the reduction in force in fiscal 2001, the plan incurred a curtailment expense of $3.7 million which was included in restructuring expense.

         The following table sets forth the information about the retiree medical plan:

                                                                                        2003       2002
---------------------------------------------------------------------------------------------------------
                                                                                          ($ millions)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                                               $   20.8   $   22.5
Service cost                                                                               0.4        0.3
Interest cost                                                                              1.9        1.4
Plan participants' contributions                                                           0.5        0.3
Actuarial (gain) loss                                                                     10.4       (2.2)
Benefits paid                                                                             (2.2)      (1.5)
                                                                                      --------   --------
Benefit obligation at end of year                                                     $   31.8   $   20.8
                                                                                      ========   ========
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                                        $          $
Employer contribution                                                                      1.7        1.2
Plan participants' contributions                                                           0.5        0.3
Benefits paid                                                                             (2.2)      (1.5)
                                                                                      --------   --------
Fair value of plan assets at end of year                                              $          $
                                                                                      ========   ========
AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL POSITION CONSIST OF:
Funded status                                                                         $  (31.8)  $  (20.8)
Unrecognized prior service costs                                                          (0.4)      (1.1)
Unrecognized prior (gain) loss                                                             7.9       (2.3)
                                                                                      --------   --------
Net amount recognized                                                                 $  (24.3)  $  (24.2)
                                                                                      ========   ========

         The discount rates used in determining the accumulated postretirement benefit obligation were 6.00% and 6.75% in fiscal 2003 and 2002, respectively. For measurement purposes, annual rate of increase in per capita cost of covered retiree medical benefits assumed for fiscal 2003 was 8.5% for participants under 65 years of age and 9.5% for those over 65, and 9.5% for all participants in fiscal 2002. The rate was assumed to decrease gradually to 5.5% by the year 2011 and remain at that level thereafter. A 1% increase in health cost trend rate assumptions would increase the accumulated postretirement benefit obligation
(APBO) as of September 30, 2003 and 2002 by $2.5 million and $1.6 million, respectively. A 1% decrease in health cost trend rate assumptions would decrease the APBO as of September 30, 2003 and 2002 by $2.2 million and $1.4 million, respectively. A 1% increase or decrease in the same rate would not have a material effect on service or interest costs.

         The Company is self-insured for certain health benefits up to $0.2 million per occurrence per individual. The cost of such benefits is recognized as expense in the period the claim is incurred. This cost was $15.4 million, $15.8 million, and $14.7 million in fiscal 2003, 2002 and 2001, respectively.

NOTE 9. DEBT

                                                                                          September 30,
                                                                                      ---------------------
                                                                                        2003         2002
-----------------------------------------------------------------------------------------------------------
                                                                                         ($ millions)
Revolving loans under credit agreement                                                $           $
Term loans under credit agreement                                                        326.5        375.5
Senior subordinated notes                                                                393.1        391.8
Notes due to sellers                                                                      21.6         43.4
Foreign bank borrowings and term loans                                                     6.3          7.0
Capital lease obligations and other                                                       10.1         11.7
                                                                                      --------    ---------
                                                                                         757.6        829.4
Less current portions                                                                     55.4         98.2
                                                                                      --------    ---------
                                                                                      $  702.2    $   731.2
                                                                                      ========    =========

    Maturities of short- and long-term debt, including capital leases for the next five fiscal years and thereafter are as follows:

                                                                              Capital Leases        Other
                                                                                 and Other          Debt
-----------------------------------------------------------------------------------------------------------
                                                                                      ($ millions)
2004                                                                              $   3.2         $    57.5
2005                                                                                  1.4              55.2
2006                                                                                  0.9               2.6
2007                                                                                  0.8             179.2
2008                                                                                  0.8              59.8
Thereafter                                                                            8.6             400.3
                                                                                  -------         ---------
                                                                                  $  15.7         $   754.6
  Less: amounts representing future interest                                         (5.6)             (7.1)
                                                                                  -------         ---------
                                                                                  $  10.1         $   747.5
                                                                                  =======         =========

         The revolving credit facility under the Credit Agreement ("Credit Agreement") provides for borrowings of up to $575 million, which are available on a revolving basis over a term of 6 1/2 years ending June 30, 2005. A portion of the revolving credit facility not to exceed $100 million is available for the issuance of letters of credit. A portion of the facility not to exceed $360 million is available for borrowings in optional currencies, provided that the outstanding revolving loans in other currencies do not exceed $200 million except for British Pounds Sterling, which cannot exceed $360 million. The outstanding principal amount of all revolving credit loans may not exceed $150 million for at least 30 consecutive days during any calendar year.

         Spreads on rates and commitment fees under the Credit Agreement vary according to the Company's leverage ratios, and interest rates also vary within tranches. The weighted-average interest rate on the Company's borrowings under the Credit Agreement for the years ended September 30, 2003 and 2002 was 4.88% and 6.26%, respectively. Administrative fees paid in fiscal 2003 for the Credit Agreement totaled $0.4 million.

         Financial covenants include interest coverage and net leverage ratios. Other covenants include limitations on indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sale of assets, leases, dividends, capital expenditures, and investments. The Scotts Company and all of its domestic subsidiaries pledged substantially all of their personal, real and intellectual property assets as collateral for the borrowings under the Credit Agreement. The Scotts Company and its subsidiaries also pledged the stock in foreign subsidiaries that borrow under the Credit Agreement.

         The term loan facilities under the Credit Agreement consist of two tranches. The Tranche A Term Loan Facility consists of three sub-tranches of Euros and British Pounds Sterling in the aggregate principal amount of $265 million, which are to be repaid quarterly over a 6 -1/2 year period ending June 30, 2005. The Tranche B Loan Facility has an aggregate principal amount of $260 million and is to be repaid quarterly over a 6 1/2 year period ending December 31, 2007. At September 30, 2003, the outstanding balances of the Tranche A and Tranche B Term loan Facilities are $86.0 million and $240.5 million, respectively. Minimum required repayments by fiscal years are as follows:

                                                         For the fiscal years ending September 30,
                                                  2004         2005         2006         2007          2008
                                                 ----------------------------------------------------------
                                                                        ($ millions)
Tranche A                                        $ 37.7       $ 48.3        $  --       $    --       $   --
Tranche B                                           0.9          0.9          0.9         178.4         59.4

         These future payments are presented at foreign exchange rates in effect at September 30, 2003.

         The term loan facilities have a variable interest rate which was 3.98% at September 30, 2003.

         Approximately $17.3 million of financing costs associated with the Credit Agreement have been deferred as of September 30, 2003 and are being amortized over a period which ends June 30, 2005. The unamortized balance September 30, 2003 was $5.8 million.

         In January 2002, The Scotts Company completed an offering of $70 million of 8 5/8% Senior Subordinated Notes due 2009. The net proceeds from the offering were used to pay down borrowings on our revolving credit facility. The notes were issued at a premium of $1.8 million. The effective interest rate for the notes is 8 3/8%. The issuance costs associated with the offering totaled $1.6 million. Both the premium and the issuance costs are being amortized over the life of the notes.

         In January 1999, The Scotts Company completed an offering of $330 million of 8 5/8% Senior Subordinated Notes due 2009. The Scotts Company entered into two interest rate locks in fiscal 1998 to hedge its anticipated interest rate exposure on the 8 5/8% Notes offering. The total amount paid under the interest rate locks of $12.9 million has been recorded as a reduction of the 8 5/8% Notes' carrying value and is being amortized over the life of the 8 5/8% Notes as interest expense. Approximately $11.8 million of issuance costs associated with the 8 5/8% Notes were deferred and are being amortized over the term of the Notes. The effective interest rate for the notes including the cost of the interest rate locks is 9.24%.

         In October 2003, The Scotts Company completed a refinancing of its Credit Agreement and its $400 million 8 5/8% Senior Subordinated Notes in a series of transactions. See Note 23 to the Consolidated Financial Statements.

         In conjunction with previous acquisitions, notes were issued for certain portions of the total purchase price that are to be paid in future periods. The present value of the remaining note payments is $21.6 million, of which $15.5 million pertains to lawnservice business acquisitions. The Company is imputing interest on the notes using the stated interest rate or an interest rate prevalent for similar instruments at the time of acquisition on the non-interest bearing notes.

         Foreign notes of $6.0 million issued on December 12, 1997, have an 8-year term and bear interest at 1% below LIBOR. The present value of these loans at September 30, 2003 and 2002 was $0.6 million and $2.6 million, respectively. The loans are denominated in British Pounds Sterling and can be redeemed, on demand, by the note holder. The foreign bank borrowings of $5.7 million at September 30, 2003 and $4.4 million at September 30, 2002 represent lines of credit for foreign operations and are primarily denominated in Euros.

NOTE 10. SHAREHOLDERS' EQUITY

                                                                                  2003               2002
-------------------------------------------------------------------------------------------------------------
                                                                                     (in millions)
STOCK
Preferred shares, no par value:
  Authorized                                                                    0.2 shares         0.2 shares
  Issued                                                                        0.0 shares         0.0 shares
Common shares, no par value
  Authorized                                                                  100.0 shares       100.0 shares
  Issued                                                                       32.0 shares        31.3 shares

         Class A Convertible Preferred Stock ("Preferred Shares") with a liquidation preference of $195.0 million was issued in conjunction with the 1995 Miracle-Gro merger transactions. These Preferred Shares had a 5% dividend yield and were convertible upon shareholder demand into common shares at any time and at The Scotts Company's option after May 2000 at $19.00 per common share. The conversion feature associated with the Preferred Shares issued in connection with the Miracle-Gro merger transactions was negotiated as an integral part of the overall transaction. The conversion price exceeded the fair market value of The Scotts Company's common shares on the date the two companies reached agreement and, therefore, the Preferred Shares did not provide for a beneficial conversion feature. Additionally, warrants to purchase 3.0 million common shares of The Scotts Company were issued as part of the purchase price. As of September 30, 2003, all warrants have been exercised by the issuance of

1,527,551 common shares in a series of non-cash transactions. The fair value of the warrants at issuance has been included in capital in excess of par value in the Company's Consolidated Balance Sheets.

         In fiscal 1999, certain of the Preferred Shares were converted into 0.2 million common shares at the holder's option. In October 1999, all of the then outstanding Preferred Shares were converted into 10.0 million common shares. In exchange for the early conversion, The Scotts Company paid the holders of the Preferred Shares $6.4 million. That amount represents the dividends on the Preferred Shares that otherwise would have been payable from the conversion date through May 2000, the month during which the Preferred Shares could first be redeemed by The Scotts Company. In addition, The Scotts Company agreed to accelerate the termination of many of the standstill provisions in the Miracle-Gro merger agreement that would otherwise have terminated in May 2000. These standstill provisions include the provisions related to the Board of Directors and voting restrictions, as well as restrictions on transfer. Therefore, the former shareholders of Stern's Miracle-Gro Products, Inc., including Hagedorn Partnership, L.P., may vote their common shares freely in the election of directors and generally on all matters brought before The Scotts Company's shareholders. Following the conversion and the termination of the standstill provisions described above, the former shareholders of Miracle-Gro owned approximately 34% as of September 30, 2003 of The Scotts Company's outstanding common shares and, thus, have the ability to significantly influence the election of directors and approval of other actions requiring the approval of The Scotts Company's shareholders.

         In January 2001, the Amended Articles of Incorporation of The Scotts Company were amended to change the authorized preferred stock from 195,000 shares of Class A Convertible Preferred Stock to 195,000 preferred shares, each without par value.

         The limitations on the ability of the former shareholders of Miracle-Gro to acquire additional voting securities of The Scotts Company contained in the merger agreement terminated as of October 1, 1999, except for the restriction under which the former shareholders of Miracle-Gro may not acquire, directly or indirectly, beneficial ownership of Voting Stock (as that term is defined in the Miracle-Gro merger agreement) representing more than 49% of the total voting power of the outstanding Voting Stock, except pursuant to a tender offer for 100% of that total voting power, which tender offer is made at a price per share which is not less than the market price per share on the last trading day before the announcement of the tender offer and is conditioned upon the receipt of at least 50% of the Voting Stock beneficially owned by shareholders of The Scotts Company other than the former shareholders of Miracle-Gro and their affiliates and associates.

         Under The Scotts Company 1992 Long Term Incentive Plan (the "1992 Plan"), stock options and performance share awards were granted to officers and other key employees of the Company. The 1992 Plan also provided for the grant of stock options to non-employee directors of Scotts. The maximum number of common shares that may be issued under the 1992 Plan is 1.7 million, plus the number of common shares surrendered to exercise options (other than non-employee director options) granted under the 1992 Plan, up to a maximum of 1.0 million surrendered common shares. Vesting periods under the 1992 Plan vary and were determined by the Compensation and Organization Committee of the Board of Directors.

         Under The Scotts Company 1996 Stock Option Plan (the "1996 Plan"), stock awards may be granted to officers and other key employees of the Company and non-employee directors of The Scotts Company. The maximum number of common shares that may be issued under the 1996 Plan is 5.5 million. Vesting periods under the 1996 Plan vary. Generally, a 3-year cliff vesting schedule is used unless decided otherwise by the Compensation and Organization Committee of the Board of Directors. The Company also has a phantom option plan for certain management employees which is payable in cash based on the increase in the Company's share price over a three-year vesting period.

         Under The Scotts Company 2003 Stock Option and Incentive Equity Plan (the "2003 Plan"), which was approved by the Board Directors at the annual meeting in January 2003, stock awards may be granted to officers and other key employees of the Company and non-employee directors of The Scotts Company. The maximum number of common shares that may be issued under the 2003 Plan is 3.5 million. Vesting periods under the 2003 Plan vary.

Generally a three-year cliff vesting schedule is used unless decided otherwise by the Compensation and Organization Committee of the Board of Directors.

         Aggregate stock award activity consists of the following (shares in millions):

                                                             Fiscal Year ended September 30,
                                  -------------------------------------------------------------------------------
                                             2003                       2002                       2001
                                  ------------------------     ----------------------     -----------------------
                                                 Weighted                    Weighted                    Weighted
                                  Number of        Avg.        Number of       Avg.        Number of       Avg.
                                   Common        Exercise        Common      Exercise       Common       Exercise
                                   Shares          Price         Shares        Price        Shares         Price
-----------------------------------------------------------------------------------------------------------------
Beginning balance                     4.2        $   31.25        4.6       $   27.94          4.9      $   26.67
Awards granted                        0.7        $   49.07        0.6       $   40.69          0.9      $   30.88
Awards exercised                     (0.7)       $   27.14       (0.9)      $   21.45         (0.8)     $   21.24
Awards canceled                      (0.1)       $   36.43       (0.1)      $   28.78         (0.4)     $   27.96
                                  -------                      ------                     --------
Ending balance                        4.1        $   35.00        4.2       $   31.25          4.6      $   27.94
                                  -------                      ------                     --------
Exercisable at September 30           2.4        $   31.31        2.8       $   29.01          3.0      $   24.96

         The following summarizes certain information pertaining to stock awards outstanding and exercisable at September 30, 2003 (shares in millions):

                                                       Awards Outstanding                  Awards Exercisable
                                            -------------------------------------       -----------------------
                                                         WTD. Avg.      WTD. Avg.       WTD. Avg.
   Range of                                  No. of      Remaining       Exercise         No. of       Exercise
Exercise Price                              Options        Life           Price          Options        Price
---------------------------------------------------------------------------------------------------------------
$15.00 - $20.00                                0.4          2.88       $   18.58             0.4       $  18.58
$20.00 - $25.00                                0.1          2.31           21.54             0.1          21.54
$25.00 - $30.00                                0.2          4.01           26.65             0.2          26.65
$30.00 - $35.00                                1.3          5.99           30.92             0.7          31.12
$35.00 - $40.00                                1.3          6.97           37.96             0.7          36.55
$40.00 - $45.00                                0.1          6.04           40.57             0.1          40.57
$45.00 - $52.15                                0.7          9.16           48.88             0.2          49.24
                                              ----                     ---------          ------       --------
                                               4.1                     $   35.00             2.4       $  31.31
                                              ====                     =========          ======       ========

         In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which changes the measurement, recognition and disclosure standards for stock-based compensation. The Company, as allowable, had originally adopted SFAS No. 123 for disclosure purposes only. However, effective October 1, 2002, the Company began expensing options granted after that date in accordance with the SFAS No. 123 recognition and measurement provisions as amended by SFAS No. 148.

         The fair value of each award granted has been estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions for those granted in fiscal 2003, 2002 and 2001:
(1) expected market-price volatility of 30.1%, 29.7% and 29.5%, respectively;
(2) risk-free interest rates of 3.5%, 3.35% and 4.4%, respectively; and (3) expected life of options of 7 years for fiscal 2003 and fiscal 2002 and 6 years for fiscal 2001. Awards are generally granted with a ten-year term. The estimated weighted-average fair value per share of options granted during fiscal 2003, 2002 and 2001 was $19.35, $15.83 and $11.74, respectively.

NOTE 11. EARNINGS PER COMMON SHARE

         The following table presents information necessary to calculate basic and diluted earnings per common share. Basic earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding. Options to purchase 0.1 million, 0.1 million and 0.2 million shares of common stock for the years ended September 30, 2003, 2002 and 2001, respectively, were not included in the computation of diluted earnings per common share. These options were excluded from the calculation because the exercise price of these options was greater than the average market price of the common shares in the respective periods, and therefore, they were anti-dilutive.

                                                                                      Year ended September 30,
                                                                                 ---------------------------------
                                                                                   2003         2002         2001
------------------------------------------------------------------------------------------------------------------
                                                                               (in millions, except per share data)
BASIC EARNINGS PER COMMON SHARE:
  Net income before cumulative effect of accounting change                       $  103.8     $  101.0     $  15.5
  Cumulative effect of change in accounting for intangible assets, net of
   tax                                                                                           (18.5)
                                                                                 --------     --------     -------
  Net income                                                                        103.8         82.5        15.5
  Weighted-average common shares outstanding during the period                       30.9         29.3        28.4
Basic earnings per common share
  Before cumulative effect of accounting change                                  $   3.36     $   3.44     $  0.55
  Cumulative effect of change in accounting for intangible assets, net of
   tax                                                                                           (0.63)
                                                                                 --------     --------     -------
  After cumulative effect of accounting change                                   $   3.36     $   2.81     $  0.55
                                                                                 ========     ========     =======
DILUTED EARNINGS PER COMMON SHARE:
  Net income used in diluted earnings per common share calculation               $  103.8     $   82.5     $  15.5
  Weighted-average common shares outstanding during the period                       30.9         29.3        28.4
Potential common shares:
  Assuming exercise of options                                                        1.2          1.1         0.9
  Assuming exercise of warrants                                                                    1.3         1.1
                                                                                 --------     --------     -------
Weighted-average number of common shares outstanding and dilutive
 potential common shares                                                             32.1         31.7        30.4
Diluted earnings per common share
  Before cumulative effect of accounting change                                  $   3.23     $   3.19     $  0.51
  Cumulative effect of change in accounting for intangible assets, net of
   tax                                                                                           (0.58)
                                                                                 --------     --------     -------
  After cumulative effect of accounting change                                   $   3.23     $   2.61     $  0.51
                                                                                 ========     ========     =======

NOTE 12. INCOME TAXES

         The provision for income taxes consists of the following:

                                                                               Year ended September 30,
                                                                             ----------------------------
                                                                              2003       2002       2001
---------------------------------------------------------------------------------------------------------
                                                                                     ($ millions)
Currently payable:
  Federal                                                                    $   8.2    $  35.1  $   29.9
  State                                                                          0.9        3.7       2.9
  Foreign                                                                        5.3        1.9       0.3
Deferred:
  Federal                                                                       41.3       19.4     (18.1)
  State                                                                          3.8        1.8      (1.8)
                                                                             -------    -------  --------
  Income tax expense                                                         $  59.5    $  61.9  $   13.2
                                                                             =======    =======  ========

         The domestic and foreign components of income before taxes are as follows:

                                                                               Year ended September 30,
                                                                            -----------------------------
                                                                               2003       2002     2001
---------------------------------------------------------------------------------------------------------
                                                                                     ($ millions)
Domestic                                                                    $   151.6  $   160.8  $   30.3
Foreign                                                                          11.7        2.1      (1.6)
                                                                            ---------  ---------  --------
Income before taxes                                                         $   163.3  $   162.9  $   28.7
                                                                            =========  =========  ========

         A reconciliation of the federal corporate income tax rate and the effective tax rate on income before income taxes is summarized below:

                                                                                Year ended September 30,
                                                                              ---------------------------
                                                                              2003       2002       2001
---------------------------------------------------------------------------------------------------------
Statutory income tax rate                                                     35.0%      35.0%      35.0%
Effect of foreign operations                                                  (0.1)       0.2        2.6
Goodwill amortization and other effects resulting from purchase
 accounting                                                                                          7.5
State taxes, net of federal benefit                                            1.9        2.2        2.5
Change in deferred state effective tax rate                                   (1.8)
Change in valuation allowance                                                  0.6
Other                                                                          0.8        0.6       (1.6)
                                                                              ----       ----       ----
Effective income tax rate                                                     36.4%      38.0%      46.0%
                                                                              ====       ====       ====

         The net current and non-current components of deferred income taxes recognized in the Consolidated Balance Sheets at September 30 are:

                                                                                           September 30,
                                                                                        --------------------
                                                                                          2003        2002
------------------------------------------------------------------------------------------------------------
                                                                                           ($ millions)
Net current assets                                                                      $   56.9    $   74.6
Net non-current liabilities                                                                (33.0)       (2.4)
                                                                                        --------    --------
Net assets                                                                              $   23.9    $   72.2
                                                                                        ========    ========

         The components of the net deferred tax asset are as follows:

                                                                                         September 30,
                                                                                     ---------------------
                                                                                       2003         2002
----------------------------------------------------------------------------------------------------------
                                                                                        ($ millions)
ASSETS
  Inventories                                                                        $   13.3    $    18.2
  Accrued liabilities                                                                    32.9         44.7
  Postretirement benefits                                                                36.1         34.7
  Foreign net operating losses                                                                         0.2
  Accounts receivable                                                                    10.7         11.7
  Other                                                                                  15.9         11.0
                                                                                     --------    ---------
  Gross deferred tax assets                                                             108.9        120.5
  Valuation allowance                                                                    (1.0)
                                                                                     --------    ---------
  Deferred tax assets                                                                   107.9        120.5
LIABILITIES
  Property, plant and equipment                                                         (45.3)       (29.7)
  Intangible assets                                                                     (35.2)       (17.7)
  Other                                                                                  (3.5)        (0.9)
                                                                                     --------    ---------
  Deferred tax liability                                                                (84.0)       (48.3)
                                                                                     --------    ---------
  Net deferred tax asset                                                             $   23.9    $    72.2
                                                                                     ========    =========

         Net operating loss carryforwards in foreign jurisdictions were $0.6 million at September 30, 2002. The use of these acquired carryforwards is subject to limitations imposed by the tax laws of each applicable country.

         State net operating loss carryforwards were $4.4 million and $0.5 million at September 30, 2003 and 2002, respectively. Any losses not previously utilized will begin to expire starting in fiscal 2011.

         State tax credits were $2.8 million at September 30, 2003. Any credits not previously utilized will begin to expire starting in fiscal 2005.

         A valuation allowance of $1.0 million at September 30, 2003 was established to offset the potential tax benefits of capital losses for which the benefits are not expected to be realized.

         Deferred taxes have not been provided on unremitted earnings of certain foreign subsidiaries and foreign corporate joint ventures that arose in fiscal years ending on or before September 30, 2003 in accordance with APB 23 since such earnings have been permanently reinvested.

NOTE 13. FINANCIAL INSTRUMENTS

         A description of the Company's financial instruments and the methods and assumptions used to estimate their fair values is as follows:

LONG-TERM DEBT

         At September 30, 2003 and 2002, Scotts had $400 million outstanding, of 8 5/8% Senior Subordinated Notes due 2009. The fair value of these notes was estimated based on recent trading information. Variable rate debt outstanding at September 30, 2003 and 2002 consisted of term loans under the Company's credit agreement and local bank borrowings for certain of the Company's foreign operations. The carrying amounts of these borrowings are considered to approximate their fair values.

INTEREST RATE SWAP AGREEMENTS

         At September 30, 2003 and 2002, Scotts had five and six interest rate swaps outstanding, respectively, with major financial institutions that effectively convert variable-rate debt to a fixed rate. The swaps have notional amounts between $10 million and $25 million ($75 million and $95 million in total, respectively) with three, four or five-year terms commencing in January 1999. Under the terms of these swaps, the Company pays swap rates ranging from 3.75% to 5.18% plus a spread based on the pricing grid contained in the credit agreement and receives three-month LIBOR in return.

         Scotts enters into interest rate swap agreements as a means to hedge its interest rate exposure on debt instruments. Since the interest rate swaps have been designated as hedging instruments, their fair values are reflected in the Company's Consolidated Balance Sheets. Net amounts to be received or paid under the swap agreements are reflected as adjustments to interest expense. Unrealized gains or losses resulting from valuing these swaps at fair value are recorded in other comprehensive income. The fair value of the swap agreements was determined based on the present value of the estimated future net cash flows using implied rates in the applicable yield curve as of the valuation date.

INTEREST RATE LOCKS

         Scotts entered into the interest rate locks to hedge its interest rate exposure on the offering of the 8 5/8% Senior Subordinated Notes due 2009. The net amount paid under the interest rate locks is reflected as an adjustment to the carrying amount of the 8 5/8% Senior Subordinated Notes.

         The estimated fair values of the Company's financial instruments are as follows for the fiscal years ended September 30:

                                                          2003                2002
                                                  ------------------   ------------------
                                                  Carrying    Fair     Carrying    Fair
                                                   Amount     Value     Amount     Value
                                                  --------   -------   --------   -------
                                                                ($ millions)
Revolving and term loans under Credit Agreement   $  326.5   $ 326.5   $  375.5   $ 375.5
Senior Subordinated Notes                            400.0     393.1      400.0     391.8
Foreign bank borrowings and term loans                 6.3       6.3        7.0       7.0
Interest rate swap agreements                         (2.1)     (2.1)      (3.6)     (3.6)

         Excluded from the fair value table above are the following items that are included in the Company's total debt balances at September 30, 2003 and 2002:

                                           2003        2002
                                          ------      ------
                                             ($ millions)
Amounts paid to settle treasury locks     $ (6.9)     $ (8.2)
Notes due to sellers                        21.6        43.4
Capital lease obligations and other         10.1        11.7

         The fair value of the non-interest bearing notes is not considered determinable since there is no established market for notes with similar characteristics and since they represent notes that were negotiated between the Company and the seller as part of transactions to acquire businesses.

NOTE 14. OPERATING LEASES

         The Company leases buildings, land and equipment under various noncancellable lease agreements for periods of two to fourteen years. The lease agreements generally provide that the Company pay taxes, insurance and maintenance expenses related to the leased assets. Certain lease agreements contain purchase options. At September 30, 2003, future minimum lease payments were as follows:

                                    ($ millions)
2004                                  $ 24.4
2005                                    18.6
2006                                    12.3
2007                                     6.5
2008                                     3.6
Thereafter                              25.4
                                      ------
Total minimum lease payments          $ 90.8
                                      ======

         The Company also leases transportation and production equipment under various one-year operating leases, which provide for the extension of the initial term on a monthly or annual basis. Total rental expenses for operating leases were $40.8 million, $33.6 million and $22.0 million for fiscal 2003, 2002 and 2001, respectively.

NOTE 15. COMMITMENTS

         The Company has entered into the following purchase commitments:

         SEED: The Company is obligated to make future purchases based on estimated yields and other market purchase commitments. At September 30, 2003, estimated annual seed purchase commitments were as follows:

          ($ millions)
2004        $  55.4
2005           39.0
2006           19.8
2007            8.2
2008            3.7

         The Company made purchases of $53.9 million, $51.6 million and $53.9 million under this obligation in fiscal 2003, 2002 and 2001, respectively.

         MEDIA ADVERTISING. As of September 30, 2003, the Company has committed to purchase $25.3 million of airtime for both national and regional television advertising in fiscal 2004.

NOTE 16. CONTINGENCIES

         Management continually evaluates the Company's contingencies, including various lawsuits and claims which arise in the normal course of business, product and general liabilities, worker's compensation, property losses and other fiduciary liabilities for which the Company is self-insured or retains a high exposure limit. Insurance reserves are established within an actuarially determined range. In the opinion of management, its assessment of contingencies is reasonable and related reserves, in the aggregate, are adequate; however, there can be no assurance that future quarterly or annual operating results will not be materially affected by final resolution of these matters. The following matters are the more significant of the Company's identified contingencies.

ENVIRONMENTAL MATTERS

         In June 1997, the Ohio EPA initiated an enforcement action against us with respect to alleged surface water violations and inadequate treatment capabilities at our Marysville facility and seeking corrective action under the federal Resource Conservation and Recovery Act. The action relates to several discontinued on-site disposal areas which date back to the early operations of the Marysville facility that we had already been assessing and, in some cases, remediating, on a voluntary basis. On December 3, 2001, an agreed judicial Consent Order was submitted to the Union County Common Pleas Court and was entered by the court on January 25, 2002.

         Now that the Consent Order has been entered, we have paid a $275,000 fine and must satisfactorily remediate the Marysville site. We have continued our remediation activities with the knowledge and oversight of the Ohio EPA. We completed an updated evaluation of our expected liability related to this matter based on the fine paid and remediation actions that we have taken and expect to take in the future. As a result, we accrued an additional $3.0 million in the third quarter of fiscal 2002 to increase our reserve based on the latest estimates.

         In addition to the dispute with the Ohio EPA, we are negotiating with the Philadelphia District of the U.S. Army Corps of Engineers regarding the terms of site remediation and the resolution of the Corps' civil penalty demand in connection with our prior peat harvesting operations at our Lafayette, New Jersey facility. We are also addressing remediation concerns raised by the Environment Agency of the United Kingdom with respect to emissions to air and groundwater at our Bramford (Suffolk), United Kingdom facility. We have reserved for our estimates of probable losses to be incurred in connection with each of these matters.

         At September 30, 2003, $6.8 million was accrued for the environmental and regulatory matters described herein. The most significant component of this accrual are estimated costs for site remediation of $4.5 million. Most of the costs accrued as of September 30, 2003, are expected to be paid in fiscal 2004 and 2005; however, payments could be made for a period thereafter.

         We believe that the amounts accrued as of September 30, 2003 are adequate to cover our known environmental exposures based on current facts and estimates of likely outcome. However, the adequacy of these accruals is based on several significant assumptions:

         - that we have identified all of the significant sites that must be remediated;

         - that there are no significant conditions of potential contamination that are unknown to us; and

         - that with respect to the agreed judicial Consent Order in Ohio, that potentially contaminated soil can be remediated in place rather than having to be removed and only specific stream segments will require remediation as opposed to the entire stream.

         If there is a significant change in the facts and circumstances surrounding these assumptions, it could have a material impact on the ultimate outcome of these matters and our results of operations, financial position and cash flows.

         During fiscal 2003, we made approximately $1.5 million in environmental expenditures, compared with approximately $0.3 million in environmental capital expenditures and $5.4 million in environmental expenditures for fiscal 2002. Included in the $5.4 million is the $3.0 million increase in the accrual for future costs related to site remediation as described above.

AGREVO ENVIRONMENTAL HEALTH, INC.

         On June 3, 1999, AgrEvo Environmental Health, Inc. ("AgrEvo") (which subsequently changed its name to Aventis Environmental Health Science USA LP) filed a complaint in the U.S. District Court for the Southern District of New York (the "New York Action"), against Scotts, a subsidiary of Scotts and Monsanto seeking damages and injunctive relief for alleged antitrust violations and breach of contract by Scotts and its subsidiary and antitrust violations and tortious interference with contract by Monsanto. Scotts purchased a consumer herbicide business from AgrEvo in May 1998. AgrEvo claims in the suit that Scotts' subsequent agreement to become Monsanto's exclusive sales and marketing agent for Monsanto's consumer Roundup(R) business violated the federal antitrust laws. AgrEvo contends that Monsanto attempted to or did monopolize the market for non-selective herbicides and conspired with Scotts to eliminate the herbicide Scotts previously purchased from AgrEvo, which competed with Monsanto's Roundup(R). AgrEvo also contends that Scotts' execution of various agreements with Monsanto, including the Roundup(R) marketing agreement, as well as Scotts' subsequent actions, violated agreements between AgrEvo and Scotts.

         AgrEvo is requesting unspecified damages as well as affirmative injunctive relief, and seeking to have the court invalidate the Roundup(R) marketing agreement as violative of the federal antitrust laws. Under the indemnification provisions of the Roundup(R) marketing agreement, Monsanto and Scotts each have requested that the other indemnify against any losses arising from this lawsuit.

         On June 29, 1999, AgrEvo also filed a complaint in the Superior Court of the State of Delaware against two of Scotts' subsidiaries seeking damages for alleged breach of contract. AgrEvo alleges that, under the contracts by which a subsidiary of Scotts purchased a herbicide business from AgrEvo in May 1998, two of Scotts' subsidiaries have failed to pay AgrEvo approximately $0.6 million. AgrEvo is requesting damages in this amount, as well as pre- and post-judgment interest and attorneys' fees and costs. Scotts' subsidiaries have moved to dismiss or stay this action. On January 31, 2000, the Delaware court stayed AgrEvo's action pending the resolution of a motion to amend the New York Action, and the resolution of the New York Action.

         On May 15, 2002, AgrEvo filed an additional, duplicative complaint that makes the same claims that are made in the amended complaint in the New York Action, described above. On June 6, 2002, Scotts moved to dismiss this duplicative complaint as procedurally improper. There has been no ruling by the court on Scotts' motion.

         On January 10, 2003, Scotts filed a supplemental counterclaim against AgrEvo for breach of contract. Scotts alleges that AgrEvo owes Scotts for amounts that Scotts overpaid to AgrEvo. Scotts' counterclaim is now part of the underlying litigation.

         Scotts believes that AgrEvo's claims in these matters are without merit and intends to vigorously defend against them. If the above actions are determined adversely to Scotts, the result could have a material adverse effect on Scotts' results of operations, financial position and cash flows. Any potential exposure that Scotts may face cannot be reasonably estimated. Therefore, no accrual has been established related to these matters.

CENTRAL GARDEN & PET COMPANY

   SCOTTS V. CENTRAL GARDEN, SOUTHERN DISTRICT OF OHIO

         On June 30, 2000, Scotts filed suit against Central Garden & Pet Company ("Central Garden") in the U.S. District Court for the Southern District of Ohio (the "Ohio Action") to recover approximately $24 million in accounts receivable and additional damages for other breaches of duty.

         Central Garden filed counterclaims including allegations that Scotts and Central Garden had entered into an oral agreement in April 1998 whereby Scotts would allegedly share with Central Garden the benefits and liabilities of any future business integration between Scotts and Monsanto. The court has dismissed a number of Central Garden's counterclaims as well as Scotts' claims that Central Garden breached other duties owed to Scotts. On April 22, 2002, a jury returned a verdict in favor of Scotts of $22.5 million and for Central Garden on its remaining counterclaims in an amount of approximately $12.1 million. Various post-trial motions were filed. As a result of those motions, the trial court has reduced Central Garden's verdict by $750,000, denied Central Garden's motion for a new trial on two of its counterclaims and granted the parties pre-judgment interest on their respective verdicts. On September 22, 2003, the court entered a final judgment, which provided for a net award to Scotts of approximately $14 million, together with interest at 2.31% through the date of payment. Central Garden has appealed and Scotts has cross-appealed from that final judgment.

         Two counterclaims that the court permitted Central Garden to add on the eve of trial were subsequently settled.

   CENTRAL GARDEN V. SCOTTS & PHARMACIA, NORTHERN DISTRICT OF CALIFORNIA

         On July 7, 2000, Central Garden filed suit against Scotts and Pharmacia in the U.S. District Court for the Northern District of California (San Francisco Division) alleging various claims, including breach of contract and violations of federal antitrust laws, and seeking an unspecified amount of damages and injunctive relief. On April 15, 2002, Scotts and Central Garden each filed summary judgment motions in this action. On June 26, 2002, the court granted summary judgment in favor of Scotts and dismissed all of Central Garden's then remaining claims. The case is now pending on appeal in the United States Court of Appeals.

   CENTRAL GARDEN V. SCOTTS & PHARMACIA, CONTRA COSTA SUPERIOR COURT

         On October 31, 2000, Central Garden filed a complaint against Scotts and Pharmacia in the California Superior Court for Contra Costa County. That complaint seeks to assert breach of contract claims and claims under Section 17200 of the California Business and Professions Code. On December 4, 2000, Scotts and Pharmacia jointly filed a motion to stay this action based on the pendency of prior lawsuits that involve the same subject matter. By order dated February 23, 2001, the Superior Court stayed the action pending before it. The Court recently granted Scotts' motion to lift the stay and is considering a motion to dismiss filed by Scotts. Central Garden and Pharmacia have settled their claims relating to this action.

         Although Scotts has prevailed consistently and extensively in the litigation with Central Garden, the decisions in Scotts' favor are subject to appeal. If, upon appeal or otherwise, the above actions are determined adversely to Scotts, the result could have a material adverse affect on Scotts' results of operations, financial position and cash flows. Scotts believes that it will continue to prevail in the Central Garden matters and that any potential exposure that Scotts may face cannot be reasonably estimated. Therefore, no accrual has been established related to the claims brought against Scotts by Central Garden, except for amounts ordered paid to Central Garden in the Ohio Action. Scotts believes it has adequate reserves recorded for the amounts it may ultimately be required to pay.

NOTE 17. CONCENTRATIONS OF CREDIT RISK

         Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. The Company sells its consumer products to a wide variety of retailers, including mass merchandisers, home centers, independent hardware stores, nurseries, garden outlets, warehouse clubs and local and regional chains. Professional products are sold to commercial nurseries, greenhouses, landscape services, and growers of specialty agriculture crops.

         At September 30, 2003, 68% of the Company's accounts receivable was due in North America, with 7% related to on-going litigation documented in Note 16 to the Consolidated Financial Statements. Approximately 85% of the North American receivables were generated from the Company's North American segment. The most significant concentration of receivables within this segment was from our top 3 customers, which accounted for 79% of the total.

         The remaining 15% of North American accounts receivable was generated from customers of the Scotts LawnService(R).

         The 32% of accounts receivable generated outside of North America was due from retailers, distributors, nurseries and growers. No concentrations of customers or individual customers within this group account for more than 10% of the Company's accounts receivable balance at September 30, 2003.

         At September 30, 2003, the Company's concentrations of credit risk were similar to those existing at September 30, 2002.

         The Company's two largest customers accounted for the following percentage of net sales in each respective period:

          Largest     2nd Largest
         Customer      Customer
         --------     -----------
2003      24.8%          13.9%
2002      25.8%          13.2%
2001      24.3%          12.5%

         Sales to the Company's two largest customers are reported within Scotts' North American segment. No other customers accounted for more than 10% of fiscal 2003, 2002 or 2001 net sales.

NOTE 18. OTHER EXPENSE (INCOME)

         Other expense (income) consisted of the following for the fiscal years ended September 30:

                                                          2003         2002         2001
                                                       ---------    ---------     --------
                                                                   ($ millions)
Royalty income...................................      $    (3.5)   $    (3.1)    $   (4.9)
Legal and insurance settlements..................                                     (3.6)
Gain on sale of assets...........................           (0.3)
Gain from peat transaction.......................           (2.4)        (6.3)
Asset valuation and write-off charges............                                      0.1
Foreign currency (gains) losses..................           (0.2)         0.2          0.5
Other, net.......................................           (4.4)        (2.8)        (0.6)
                                                       ---------    ---------     --------
Total............................................      $   (10.8)   $   (12.0)    $   (8.5)
                                                       =========    =========     ========

NOTE 19. NEW ACCOUNTING STANDARDS (UNAUDITED)

         In December, 2003 the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R varies significantly from FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), which it supersedes. FIN 46R requires the application of either FIN 46 or FIN 46R by "Public Entities" (as defined in paragraph 395 of FASB Statement No. 123, "Accounting for Stock-Based Compensation") to all Special Purpose Entities ("SPEs") created prior to February 1, 2003 at the end of the first interim or annual reporting period ending after December 15, 2003. All entities created after January 31, 2003 by Public Entities were already required to be analyzed under FIN 46, and they must continue to do so, unless FIN 46R is adopted early. FIN 46R will be applicable to all non-SPEs created prior to February 1, 2003 by Public Entities at the end of the first interim or annual reporting period ending after March 15, 2004. The Company does not believe that it has any SPEs as prescribed by FIN 46R. The Company continues to evaluate FIN 46R for applicability to the Company's Scotts LawnService(R) franchises for adoption during the second quarter of fiscal 2004.

NOTE 20. SUPPLEMENTAL CASH FLOW INFORMATION

                                                 2003       2002         2001
                                              ---------   ---------   ---------
                                                        ($ millions)
Interest paid (net of amount capitalized)     $    66.7   $    68.1   $    86.5
Income taxes paid                                  19.5        33.4        47.2
Businesses acquired:
 Fair value of assets acquired, net of cash        33.8        51.9        53.5
 Cash paid                                        (20.4)      (31.0)      (26.5)
 Notes issued to sellers                           13.4        20.9        27.0

NOTE 21. SEGMENT INFORMATION

         For fiscal 2003, the Company was originally divided into four reportable segments--North American Consumer, Scotts LawnService(R), Global Professional and International Consumer.

         For fiscal 2004, the Company is divided into three reportable segments
- North America, Scotts LawnService(R) and International. The North America segment primarily consists of the Lawns, Gardening Products, Ortho(R), Canada and North American Professional business groups. These segments differ from those identified in fiscal 2003 due to the absorption of the Global Professional segment into the North America and International segments based on geography. This new division of reportable segments is consistent with how the segments report to and are managed by senior management of the Company. The segment information which follows for periods prior to fiscal 2004 has been reclassified to conform with the segments identified in fiscal 2004.

         The North America segment manufactures, markets and sells dry, granular slow-release lawn fertilizers, combination lawn fertilizer and control products, grass seed, spreaders, water-soluble and controlled-release garden and indoor plant foods, plant care products, potting soils, pottery, barks, mulches and other growing media products, pesticide products and a full line of horticulture products. Products are marketed to mass merchandisers, home improvement centers, large hardware chains, nurseries and gardens centers and specialty crop growers in the United Sates, Canada, Latin America and South America.

         The Scotts LawnService(R) segment provides lawn fertilization, insect control and other related services such as core aeration primarily to residential consumers through company-owned branches and franchises. In most Company markets, Scotts LawnService(R) also offers tree and shrub fertilization, disease and insect control treatments and, in our larger branches, we also offer an exterior barrier pest control service.

         The International segment provides products similar to those described above for the North America segment to consumers outside of the United States, Canada, Latin America and South America.

         The following table presents segment financial information in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". Pursuant to SFAS No. 131, the presentation of the segment financial information is consistent with the basis used by management (i.e., certain costs not allocated to business segments for internal management reporting purposes are not allocated for purposes of this presentation).

                                   North          Scotts
                                  America     LawnService(R)  International    Corporate        Total
                                -----------   --------------  -------------   -----------    -----------
                                                              ($ millions)
                                                               (restated)
Net Sales:

                           Q1   $     104.6     $    15.3       $     60.9    $              $     180.8
                           Q2         521.0          11.5            143.7                         676.2
                           Q3         547.1          40.5            122.4                         710.0
                           Q4         238.6          43.1             61.4                         343.1
                                -----------     ---------       ----------    -----------    -----------
                         2003   $   1,411.3     $   110.4       $    388.4    $         -    $   1,910.1
                                ===========     =========       ==========    ===========    ===========

                           Q1   $      98.3     $     8.7       $     54.4    $              $     161.4
                           Q2         475.9           7.4            115.2                         598.5
                           Q3         549.8          28.7            110.6                         689.1
                           Q4         212.9          30.8             56.0                         299.7
                                -----------     ---------       ----------    -----------    -----------
                         2002   $   1,336.9     $    75.6       $    336.2    $         -    $   1,748.7
                                ===========     =========       ==========    ===========    ===========

                           Q1   $      82.6     $     4.9       $     53.5    $              $     141.0
                           Q2         570.0           4.4            131.4                         705.8
                           Q3         479.5          15.2             97.0                         591.7
                           Q4         164.2          16.6             51.1                         231.9
                                -----------     ---------       ----------    -----------    -----------
                         2001   $   1,296.3     $    41.1       $    333.0    $         -    $   1,670.4
                                ===========     =========       ==========    ===========    ===========
Income (loss) from
  Operations:

                           Q1   $     (29.7)    $    (4.8)      $     (1.7)   $     (20.7)   $     (56.9)
                           Q2         128.4         (12.4)            22.5          (17.0)         121.5
                           Q3         154.8          10.4             16.4          (18.5)         163.1
                           Q4          30.2          13.0            (13.3)         (16.5)          13.4
                                -----------     ---------       ----------    -----------    -----------
                         2003   $     283.7     $     6.2       $     23.9    $     (72.7)   $     241.1
                                ===========     =========       ==========    ===========    ===========

                           Q1   $     (28.9)    $    (2.1)      $     (7.3)   $     (17.7)   $     (56.0)
                           Q2         128.2          (8.0)            21.3          (12.6)         128.9
                           Q3         163.7           7.1             23.1          (19.2)         174.7
                           Q4          15.1          11.8            (11.8)         (17.8)          (2.7)
                                -----------     ---------       ----------    -----------    -----------
                         2002   $     278.1     $     8.8       $     25.3    $     (67.3)   $     244.9
                                ===========     =========       ==========    ===========    ===========

                           Q1   $     (34.5)    $     0.2       $     (9.1)   $     (13.8)   $     (57.2)
                           Q2         169.5          (4.6)            26.1          (15.7)         175.3
                           Q3         127.4           2.9              8.3          (28.7)         109.9
                           Q4          (3.5)          6.2            (24.8)         (61.8)         (83.9)
                                -----------     ---------       ----------    -----------    -----------
                         2001   $     258.9     $     4.7       $      0.5    $    (120.0)   $     144.1
                                ===========     =========       ==========    ===========    ===========
Operating Margin:

                           Q1         (28.4%)       (31.3%)           (2.8%)       nm              (31.5%)
                           Q2          24.6%       (107.8%)           15.7%        nm               18.0%
                           Q3          28.3%         25.6%            13.4%        nm               23.0%
                           Q4          12.7%         30.2%           (21.7%)       nm                3.9%
                         2003          20.1%          5.6%             6.2%        nm               12.6%

                           Q1         (29.4%)       (24.1%)          (13.5%)       nm              (34.7%)
                           Q2          26.9%       (108.1%)           18.5%        nm               21.5%
                           Q3          29.8%         24.8%            20.9%        nm               25.4%
                           Q4           7.1%         38.4%           (21.0%)       nm               (0.9%)
                         2002          20.8%         11.6%             7.5%        nm               14.0%

                           Q1         (41.7%)         4.1%           (17.0%)       nm              (40.6%)
                           Q2          29.7%       (104.5%)           19.8%        nm               24.8%
                           Q3          26.6%         19.3%             8.5%        nm               18.6%
                           Q4          (2.2%)        37.3%           (48.6%)       nm              (36.2%)
                         2001          20.0%         11.4%             0.2%        nm                8.6%

                                   North          Scotts
                                  America     LawnService(R)  International    Corporate        Total
                                -----------   --------------  -------------   -----------    -----------
Depreciation and
  Amortization:

                         2003   $      26.2     $     3.5       $      8.1    $      14.4    $      52.2
                         2002          20.9           2.1              8.5           12.0           43.5
                         2001          37.2           1.9             14.2           10.3           63.6
Capital Expenditures:

                         2003   $      24.7     $     0.8       $     13.3    $      13.0    $      51.8
                         2002          41.4           2.4              4.2            9.0           57.0
                         2001          32.0           1.1              6.7           23.6           63.4
Long-Lived Assets:

                         2003   $     753.9     $   106.5       $    262.9    $      50.4    $   1,173.7
                         2002         756.9          80.8            235.0           48.2        1,120.9
Total Assets:

                         2003
                           Q1   $   1,308.2     $    83.4       $    428.2    $     133.4    $   1,953.2
                           Q2       1,680.9          94.2            549.8          129.0        2,453.9
                           Q3       1,504.3         104.9            489.0          126.8        2,225.0
                           Q4       1,387.1         115.5            418.1          109.6        2,030.3

                         2002
                           Q1   $   1,378.1     $    26.4       $    395.6    $     109.0    $   1,909.1
                           Q2       1,613.7          52.6            471.2          103.4        2,240.9
                           Q3       1,451.5          60.2            457.5          100.4        2,069.6
                           Q4       1,293.5          87.6            401.6          131.4        1,914.1

-----------------
nm -- Not meaningful

         Income (loss) from operations reported for Scotts' three segments represents earnings before amortization of intangible assets, interest and taxes, since this is the measure of profitability used by management. Accordingly, the Corporate loss from operations for the fiscal years ended September 30, 2003, 2002 and 2001 includes amortization of certain intangible assets, unallocated corporate general and administrative expenses, certain other income/expense not allocated to the segments and North America restructuring charges. International restructuring charges of approximately $9.1 million, $4.5 million and $13.3 million are included in International's income (loss) from operations in fiscal 2003, 2002 and 2001, respectively.

         Long-lived assets reported for Scotts' segments include goodwill and intangible assets as well as property, plant and equipment within each segment.

         Total assets reported for Scotts' segments include the intangible assets for the acquired businesses within those segments. Corporate assets primarily include deferred financing and debt issuance costs, corporate intangible assets as well as deferred tax assets.

NOTE 22. QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

         The following is a summary of the unaudited quarterly results of operations for fiscal 2003 and 2002.

                                                  1st Qtr     2nd Qtr     3rd Qtr     4th Qtr    Full Year
                                                 ---------   ---------   ---------   ---------   ---------
                                                           (in millions, except per share data)
FISCAL 2003
Net sales                                        $   180.8   $   676.2   $   710.0   $   343.1   $ 1,910.1
Gross profit                                          37.2       257.9       280.8       114.9       690.8
Net income (loss)                                    (46.8)       62.5        91.2        (3.1)      103.8
Basic earnings (loss) per common  share          $   (1.55)  $    2.04   $    2.93   $   (0.10)  $    3.36
Common shares used in basic EPS  calculation          30.2        30.7        31.1        31.6        30.9
Diluted earnings (loss) per common  share        $   (1.55)  $    1.94   $    2.81   $   (0.10)  $    3.23
Common shares and dilutive potential
  common shares used in diluted EPS
  calculation                                         30.2        32.2        32.4        31.6        32.1

                                                  Amended
                                                  1st Qtr     2nd Qtr     3rd Qtr     4th Qtr    Full Year
                                                 ---------   ---------   ---------   ---------   ---------
                                                             (in millions, except per share data)
FISCAL 2002
Net sales                                        $   161.4   $   598.5   $   689.1   $   299.7   $ 1,748.7
Gross profit                                          31.1       239.9       270.6        93.3       634.9
Net income (loss) before cumulative
  effect of accounting change                        (47.0)       64.9        95.8       (12.7)      101.0
Cumulative effect of change in
  accounting for intangible assets,
  net of tax                                         (18.5)                                          (18.5)
                                                 ---------   ---------   ---------   ---------   ---------
Net income (loss)                                    (65.5)       64.9        95.8       (12.7)       82.5
Basic earnings (loss) per common
  share before effect of accounting  change      $   (1.63)  $    2.23   $    3.25   $   (0.43)  $    3.44
Cumulative effect of change in
  accounting for intangible assets,
  net of tax                                         (0.64)                                          (0.63)
                                                 ---------   ---------   ---------   ---------   ---------
Basic earnings (loss) per common  share              (2.27)       2.23        3.25       (0.43)       2.81
Common shares used in basic EPS  calculation          28.8        29.1        29.5        29.8        29.3
Diluted earnings (loss) per common
  share before cumulative effect of
  accounting change                              $   (1.63)  $    2.06   $    3.02   $   (0.43)  $    3.19
Cumulative effect of change in
  accounting for intangible assets, net of tax       (0.64)                                          (0.58)
                                                 ---------   ---------   ---------   ---------   ---------
Diluted earnings (loss) per common  share            (2.27)       2.06        3.02       (0.43)       2.61
Common shares and dilutive potential
  common shares used in diluted EPS
  calculation                                         28.8        31.5        31.8        29.8        31.7

         Common stock equivalents, such as stock awards and warrants, are excluded from the diluted loss per share calculation in periods where there is a net loss because their effect is anti-dilutive.

         Scotts' business is highly seasonal with over 70% of sales occurring in the second and third fiscal quarters combined.

NOTE 23. SUBSEQUENT EVENT

         In October 2003, the Company substantially completed a refinancing of the former Credit Agreement and its $400 million 8 5/8% Senior Subordinated Notes ("8 5/8% Notes") in a series of transactions. The refinancing began on October 8, 2003 with the issuance by The Scotts Company of $200 million 6 5/8% Senior Subordinated Notes due November 15, 2013 ("6 5/8% Notes"). Next, substantially all of the outstanding 8 5/8% Notes were tendered on

October 21, 2003 within the terms of the original agreement. Finally, the Former Credit Agreement was replaced with a Second Amended and Restated Credit Agreement ("New Credit Agreement") on October 22, 2003 which contains less restrictive terms and conditions than the Former Agreement.

         The 6 5/8% Notes were issued in accordance with Rule 144A and Regulation S under the Securities Act of 1933. The 6 5/8% Notes were sold at par, pay interest semi-annually on May 15 and November 15, have a ten-year maturity with a five-year no-call provision, and are guaranteed by the current and future domestic restricted subsidiaries of The Scotts Company. Such guarantees are unsecured senior subordinated obligations of the Company. The covenants contained in the 6 5/8% Notes indenture are less restrictive than those contained in the 8 5/8% Notes indenture.

         The Scotts Company called the 8 5/8% Notes at 106.05% per $1,000 Note resulting in a principal tendered amount of approximately $386.8 million on October 21, 2003. On November 21, 2003, the Company delivered notice to the trustee to redeem the outstanding $13.2 million 8 5/8% Notes effective on the first call date of January 15, 2004 at 104.313% per $1,000 Note plus accrued interest. The expected loss on the extinguishment of the former Credit Agreement is $44.3 million, of which $19.4 million is related to the write-off of deferred fees, $24.0 million of premiums paid and $0.9 million in transaction fees.

         The New Credit Agreement was entered into with a syndicate of commercial banks and institutional lenders on October 22, 2003. The New Credit Agreement consists of a $700 million multi-currency revolving credit commitment and a $500 million term loan B facility. Financial covenants consist of a minimum interest coverage ratio and a maximum leverage ratio along with other negative covenants similar to the previous Credit Agreement.

         The revolving credit facilities under the New Credit Agreement provide for a five-year $700 million commitment expiring on October 22, 2008 and allow for borrowings in U.S. Dollars and optional currencies including, but not limited to, Euros, British Pounds Sterling, Canadian Dollars and Australian Dollars. A portion of the revolving credit facilities of an amount not exceeding $65 million may be used for letters of credit. Interest rate spreads under the New Credit Agreement will be determined by a pricing grid corresponding to a quarterly calculation of the Company's leverage ratio comprised of averaged components for the most recent four quarters.

         The $500 million term loan B facility expires on September 30, 2010. Repayment of the term loan B commences on March 31, 2004 with minimum quarterly principal payments through June 30, 2010 followed by a balloon maturity on September 30, 2010.

         Collateral for the borrowings under the New Credit Agreement consists of pledges by the Company and all of its domestic subsidiaries of substantially all of their personal, real and intellectual property assets. The Company and its subsidiaries also pledged a majority of the stock in foreign subsidiaries that borrow under the New Credit Agreement.

         On November 28, 2003, The Scotts Company entered into five new interest swaps with major financial institutions that effectively convert variable-rate debt related to the New Credit Agreement dated October 22, 2003 to a fixed rate. The swaps have notional amounts between $10 million and $50 million ($125 million in total) with three, four and five-year terms. Under the terms of these swaps, the Company pays swap rates ranging from 2.76% to 3.56%, plus a spread based on the pricing grid contained in the credit agreement and receives three-month LIBOR in return.

NOTE 24. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTORS

         In October, 2003, The Scotts Company issued $200 million of 6 5/8% Series A Senior Subordinated Notes due November 15, 2013 (the "Original Notes") to a group of initial purchasers who in turn resold the Original Notes under the provisions of Rule 144A and Regulation S under the Securities Act of 1933 (the "Securities Act"). In January 2004, The Scotts Company will file a Registration Statement on Form S-4 with the Securities and Exchange Commission pursuant to which The Scotts Company will offer to exchange the Original Notes for an equal principal amount of its 6 5/8% Series B Senior Subordinated Notes due November 15, 2013 which have been registered under the Securities Act (the "Exchange Notes").

         The Original Notes and the Exchange Notes (collectively, the "Notes") are guaranteed by all of The Scotts Company's existing and future domestic restricted subsidiaries, except for Custom Lawn Care Service, Inc., Sanford Scientific, Inc. and future domestic restricted subsidiaries which do not meet a materiality threshold set forth in the indenture governing the Notes. These subsidiary guarantors jointly and severally guarantee The Scotts Company's obligations under the Notes.

         The Notes and the subsidiary guarantees are full and unconditional general obligations of The Scotts Company and each subsidiary guarantor. The Notes and the subsidiary guarantees are senior subordinated obligations and are
(1) subordinated in right of payment to all existing and future senior debt of The Scotts Company and the subsidiary guarantors except trade payables, (2) senior in right of payment to any future junior subordinated debt of The Scotts Company and the subsidiary guarantors and (3) equal in right of payment with The Scotts Company's existing 8 5/8% senior subordinated notes due 2009.

         The following information presents consolidating Statements of Operations and Statements of Cash Flows for the three years ended September 30, 2003 and consolidated Balance Sheets as of September 30, 2003 and 2002 displaying the aggregation of subsidiary guarantors and non-guarantors as delineated under the indenture governing the Notes. Separate audited financial statements of the individual subsidiary guarantors have not been provided because management does not believe they would be meaningful to investors.

                               THE SCOTTS COMPANY
                             STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                  (IN MILLIONS)

                                                                 SUBSIDIARY         NON-
                                                    PARENT       GUARANTORS      GUARANTORS      ELIMINATIONS      CONSOLIDATED
                                                   ----------------------------------------------------------------------------
Net sales                                          $  962.0      $    526.5      $    421.6      $                 $    1,910.1
Cost of sales                                         612.1           325.1           273.0                             1,210.2
Restructuring and other charges                         5.2                             3.9                                 9.1
                                                   ----------------------------------------------------------------------------
Gross profit                                          344.7           201.4           144.7                               690.8
Gross commission earned from marketing agreement       43.4                             2.5                                45.9
Contribution expenses under marketing agreement        28.3                                                                28.3
                                                   ----------------------------------------------------------------------------
Net commission earned from marketing agreement         15.1                             2.5                                17.6
Advertising                                            68.7             7.3            21.7                                97.7
Selling, general and administrative                   232.5            45.0            94.9                               372.4
Restructuring and other charges                         2.7             0.8             4.5                                 8.0
Amortization of intangible assets                       0.5             3.9             4.2                                 8.6
Equity (income) loss in subsidiaries                 (100.1)                                            100.1
Intercompany allocations                              (18.8)            6.0            12.8
Other income, net                                      (2.3)           (5.0)           (3.5)                              (10.8)
                                                   ----------------------------------------------------------------------------
Income (loss) from operations                         176.6           143.4            12.6            (100.1)            232.5
Interest (income) expense                              70.6           (15.4)           14.0                                69.2
                                                   ----------------------------------------------------------------------------
Income (loss) before income taxes                     106.0           158.8            (1.4)           (100.1)            163.3
Income taxes                                            2.2            57.8            (0.5)                               59.5
                                                   ----------------------------------------------------------------------------
Net income (loss)                                  $  103.8      $    101.0      $     (0.9)     $     (100.1)     $      103.8
                                                   ============================================================================

                               THE SCOTTS COMPANY
                             STATEMENT OF CASH FLOWS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                  (IN MILLIONS)

                                                                   SUBSIDIARY       NON-
                                                        PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                                       --------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                      $  103.8    $    101.0    $     (0.9)   $     (100.1)   $      103.8
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
Cumulative effect of change in accounting for
  intangible assets, pre-tax
Stock-based compensation expense                            4.8                                                         4.8
Depreciation                                               25.3          10.7           4.3                            40.3
Amortization                                                3.8           3.9           4.2                            11.9
Deferred taxes                                             48.3                                                        48.3
Equity income in subsidiaries                            (100.1)                                      100.1
Changes in assets and liabilities, net of acquired
  businesses:
  Accounts receivable                                      (6.0)        (12.7)         (8.6)                          (27.3)
  Inventories                                               2.1          (7.5)          0.1                            (5.3)
  Prepaid and other current assets                          0.8           0.4           2.5                             3.7
  Accounts payable                                         10.1          10.0           6.2                            26.3
  Accrued taxes and liabilities                            (0.5)         (2.2)          9.3                             6.6
  Restructuring reserves                                   (4.0)                       (3.1)                           (7.1)
  Other assets                                             (3.9)          0.6           7.0                             3.7
  Other liabilities                                         8.7          (1.3)        (10.8)                           (3.4)
Other, net                                                 12.4                        (0.7)                           11.7
                                                       --------------------------------------------------------------------
Net cash provided by operating activities                 105.6         102.9           9.5                           218.0
                                                       --------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in property, plant and equipment               (19.3)        (20.0)        (12.5)                          (51.8)
Investments in acquired businesses, net of cash
  acquired                                                 (3.8)        (16.6)                                        (20.4)
Payments on seller notes                                  (11.5)        (10.4)        (14.8)                          (36.7)
Other, net
                                                       --------------------------------------------------------------------
Net cash used in investing activities                     (34.6)        (47.0)        (27.3)                         (108.9)
                                                       --------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments under revolving and bank lines of
  credit                                                                              (17.6)                          (17.6)
Net repayments under term loans                           (18.0)                      (44.4)                          (62.4)
Issuance of 8 5/8% senior subordinated notes, net
  of issuance fees
Financing and issuance fees                                (0.4)                                                       (0.4)
Cash received from exercise of stock options               21.4                                                        21.4
Intercompany financing                                      3.4         (56.7)         53.3
                                                       --------------------------------------------------------------------
Net cash provided by (used in) financing activities         6.4         (56.7)         (8.7)                          (59.0)
Effect of exchange rate changes on cash                                                 6.1                             6.1
                                                       --------------------------------------------------------------------
Net increase (decrease) in cash                            77.4          (0.8)        (20.4)                           56.2
Cash and cash equivalents, beginning of period             54.7           2.0          43.0                            99.7
                                                       --------------------------------------------------------------------
Cash and cash equivalents, end of period               $  132.1    $      1.2    $     22.6    $               $      155.9
                                                       ====================================================================

                               THE SCOTTS COMPANY
                                  BALANCE SHEET
                            AS OF SEPTEMBER 30, 2003
                                  (IN MILLIONS)

                                                                 SUBSIDIARY       NON-
                                                      PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                                     --------------------------------------------------------------------
                    ASSETS
Current Assets:
Cash and cash equivalents                            $  132.1    $      1.2    $     22.6    $               $      155.9
Accounts receivable, net                                103.3          99.8          87.4                           290.5
Inventories, net                                        143.6          50.4          82.1                           276.1
Current deferred tax asset                               56.8           0.4          (0.3)                           56.9
Prepaid and other assets                                 16.2           3.2          13.8                            33.2
                                                     --------------------------------------------------------------------
Total current assets                                    452.0         155.0         205.6                           812.6
Property, plant and equipment, net                      206.8          90.6          40.8                           338.2
Goodwill and intangible assets, net                      26.3         576.1         233.1                           835.5
Other assets                                             44.8           1.5          (2.3)                           44.0
Investment in affiliates                              1,066.3                                    (1,066.3)
Intracompany assets                                                   275.2                        (275.2)
                                                     --------------------------------------------------------------------
Total assets                                         $1,796.2    $  1,098.4    $    477.2    $   (1,341.5)   $    2,030.3
                                                     ====================================================================

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current portion of debt                              $   38.9    $      9.9    $      6.6    $               $       55.4
Accounts payable                                         70.0          27.0          52.0                           149.0
Accrued liabilities                                     111.4          25.8          97.1                           234.3
Accrued taxes                                             7.6           2.3          (0.4)                            9.5
                                                     --------------------------------------------------------------------
Total current liabilities                               227.9          65.0         155.3                           448.2
Long-term debt                                          603.8           9.7          88.7                           702.2
Other liabilities                                       137.2                        14.5                           151.7
Intracompany liabilities                                 99.1                       176.1          (275.2)
                                                     --------------------------------------------------------------------
Total liabilities                                     1,068.0          74.7         434.6          (275.2)        1,302.1
                                                     --------------------------------------------------------------------
Shareholders' Equity:
Investment from parent                                                510.7          65.3          (576.0)
Common shares, no par value per share, $.01 stated
  value per share, 32.0 shares issued in 2003             0.3                                                         0.3
Capital in excess of stated value                       390.1                                                       390.1
Retained earnings                                       398.6         514.8           2.8          (517.6)          398.6
Accumulated other comprehensive income                  (60.8)         (1.8)        (25.5)           27.3           (60.8)
                                                     --------------------------------------------------------------------
Total shareholders' equity                              728.2       1,023.7          42.6        (1,066.3)          728.2
                                                     --------------------------------------------------------------------
Total liabilities and shareholders' equity           $1,796.2    $  1,098.4    $    477.2    $   (1,341.5)   $    2,030.3
                                                     ====================================================================

                               THE SCOTTS COMPANY
                             STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                  (IN MILLIONS)

                                                                 SUBSIDIARY       NON-
                                                      PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                                     --------------------------------------------------------------------
Net sales                                            $  899.4    $    448.5    $    400.8    $               $    1,748.7
Cost of sales                                           611.0         230.5         270.6                         1,112.1
Restructuring and other charges                           1.5                         0.2                             1.7
                                                     --------------------------------------------------------------------
Gross profit                                            286.9         218.0         130.0                           634.9
Gross commission earned from marketing agreement         37.2                         2.4                            39.6
Contribution expenses under marketing agreement          23.4                                                        23.4
                                                     --------------------------------------------------------------------
Net commission earned from marketing agreement           13.8                         2.4                            16.2
Advertising                                              47.1          16.2          18.9                            82.2
Selling, general and administrative                     198.9          47.7          83.0                           329.6
Restructuring and other charges                           1.9           0.6           3.9                             6.4
Amortization of intangible assets                         0.4           1.7           3.6                             5.7
Equity (income) loss in subsidiaries                    (71.0)                                       71.0
Intercompany allocations                                (21.7)         13.3           8.4
Other income, net                                        (1.2)         (5.3)         (5.5)                          (12.0)
                                                     --------------------------------------------------------------------
Income (loss) from operations                           146.3         143.8          20.1           (71.0)          239.2
Interest (income) expense                                73.0         (14.3)         17.6                            76.3
                                                     --------------------------------------------------------------------
Income (loss) before income taxes                        73.3         158.1           2.5           (71.0)          162.9
Income taxes                                              2.1          58.9           0.9                            61.9
                                                     --------------------------------------------------------------------
Income (loss) before cumulative effect of
  accounting change                                      71.2          99.2           1.6           (71.0)          101.0
Cumulative effect of change in accounting
  for intangible assets, net of tax                      11.3          (3.3)        (26.5)                          (18.5)
                                                     --------------------------------------------------------------------
Net income (loss)                                    $   82.5    $     95.9    $    (24.9)   $      (71.0)   $       82.5
                                                     ====================================================================

                               THE SCOTTS COMPANY
                             STATEMENT OF CASH FLOWS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                  (IN MILLIONS)

                                                                 SUBSIDIARY       NON-
                                                      PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                                     --------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                    $   82.5    $     95.9    $    (24.9)   $      (71.0)   $       82.5
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
Cumulative effect of change in accounting for
  intangible assets, pre-tax                                            3.3          26.5                            29.8
Depreciation                                             18.3           9.2           6.9                            34.4
Amortization                                              3.8           1.7           3.6                             9.1
Deferred taxes                                           21.2                                                        21.2
Equity income in subsidiaries                           (71.0)                                       71.0
Changes in assets and liabilities, net of
  acquired businesses:
  Accounts receivable                                    (3.9)        (27.3)          2.3                           (28.9)
  Inventories                                            92.8           3.7           2.9                            99.4
  Prepaid and other current assets                       (0.3)         (0.4)         (2.9)                           (3.6)
  Accounts payable                                      (15.3)         (2.4)         (4.3)                          (22.0)
  Accrued taxes and liabilities                           1.3           9.5           6.7                            17.5
  Restructuring reserves                                (20.5)          0.7          (8.1)                          (27.9)
  Other assets                                          (14.9)          4.1           6.3                            (4.5)
  Other liabilities                                      32.4           0.2           1.0                            33.6
Other, net                                              (10.6)         (0.4)          4.0                            (7.0)
                                                     --------------------------------------------------------------------
Net cash provided by operating activities               115.8          97.8          20.0                           233.6
                                                     --------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in property, plant and equipment             (34.1)        (17.3)         (5.6)                          (57.0)
Investments in acquired businesses, net of cash
  acquired                                                            (31.0)                                        (31.0)
Payments on seller notes                                 (2.1)        (18.5)        (11.4)                          (32.0)
Other, net                                                                            7.0                             7.0
                                                     --------------------------------------------------------------------
Net cash used in investing activities                   (36.2)        (66.8)        (10.0)                         (113.0)
                                                     --------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments under revolving and bank lines of
  credit                                                 (1.8)                      (95.8)                          (97.6)
Net repayments under term loans                          (1.0)                      (30.9)                          (31.9)
Issuance of 8 5/8% senior subordinated notes, net
  of issuance fees                                       70.2                                                        70.2
Financing and issuance fees                              (2.2)                                                       (2.2)
Cash received from exercise of stock options             19.7                                                        19.7
Intercompany financing                                 (113.2)        (30.0)        143.2
                                                     --------------------------------------------------------------------
Net cash provided by (used in) financing
  activities                                            (28.3)        (30.0)         16.5                           (41.8)
Effect of exchange rate changes on cash                                               2.2                             2.2
                                                     --------------------------------------------------------------------
Net increase (decrease) in cash                          51.3           1.0          28.7                            81.0
Cash and cash equivalents, beginning of period            3.4           1.0          14.3                            18.7
                                                     --------------------------------------------------------------------
Cash and cash equivalents, end of period             $   54.7    $      2.0    $     43.0    $               $       99.7
                                                     ====================================================================

                               THE SCOTTS COMPANY
                                  BALANCE SHEET
                            AS OF SEPTEMBER 30, 2002
                                  (IN MILLIONS)

                                                               SUBSIDIARY     NON-
                                                   PARENT      GUARANTORS   GUARANTORS  ELIMINATIONS   CONSOLIDATED
                                                -------------------------------------------------------------------
                  ASSETS
Current Assets:
Cash and cash equivalents                       $       54.7   $      2.0   $    43.0   $              $      99.7
Accounts receivable, net                                97.3         86.3        78.8                        262.4
Inventories, net                                       144.1         42.8        82.2                        269.1
Current deferred tax asset                              74.6                                                  74.6
Prepaid and other assets                                17.0          3.7        16.3                         37.0
                                                ------------------------------------------------------------------

Total current assets                                   387.7        134.8       220.3                        742.8
Property, plant and equipment, net                     212.7         72.3        44.2                        329.2
Goodwill and intangible assets, net                     26.4        534.6       230.7                        791.7
Other assets                                            43.6          2.1         4.7                         50.4
Investment in affiliates                               941.6                                 (941.6)
Intracompany assets                                    182.1        204.4                    (386.5)
                                                ------------------------------------------------------------------
Total assets                                    $    1,794.1   $    948.2   $   499.9   $  (1,328.1)   $   1,914.1
                                                ==================================================================

   LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Current portion of debt                         $       65.1   $      9.5   $    23.6   $              $      98.2
Accounts payable                                        59.9         17.0        45.8                        122.7
Accrued liabilities                                    111.7         27.9        90.8                        230.4
Accrued taxes                                           14.2          2.4        (3.4)                        13.2
                                                ------------------------------------------------------------------

Total current liabilities                              250.9         56.8       156.8                        464.5
Long-term debt                                         606.0          7.7       117.5                        731.2
Other liabilities                                       97.9          1.3        25.3                        124.5
Intracompany liabilities                               245.4                    141.1        (386.5)
                                                ------------------------------------------------------------------

Total liabilities                                    1,200.2         65.8       440.7        (386.5)       1,320.2
                                                ------------------------------------------------------------------
Shareholders' Equity:
Investment from parent                                              471.0        77.4        (548.4)
Common shares, no par value per share, $.01
 stated value per share, 31.3 shares
 issued in 2002                                          0.3                                                   0.3
Capital in excess of stated value                      398.6                                                 398.6
Retained earnings                                      294.8        413.8         3.7        (417.5)         294.8
Treasury stock                                         (41.8)                                                (41.8)
Accumulated other comprehensive income (loss)          (58.0)        (2.4)      (21.9)         24.3          (58.0)
                                                ------------------------------------------------------------------

Total shareholders' equity                             593.9        882.4        59.2        (941.6)         593.9
                                                ------------------------------------------------------------------

Total liabilities and shareholders' equity      $    1,794.1   $    948.2   $   499.9   $  (1,328.1)   $   1,914.1
                                                ==================================================================

                               THE SCOTTS COMPANY
                             STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2001
                                  (IN MILLIONS)

                                                              SUBSIDIARY       NON-
                                                     PARENT   GUARANTORS    GUARANTORS  ELIMINATIONS  CONSOLIDATED
                                                  ----------------------------------------------------------------
Net sales                                         $   894.2   $    421.3    $   354.9   $              $ 1,670.4
Cost of sales                                         608.4        238.8        219.5                    1,066.7
Restructuring and other charges                         2.5          1.0          3.8                        7.3
                                                  --------------------------------------------------------------

Gross profit                                          283.3        181.5        131.6                      596.4
Gross commission earned from marketing agreement       34.6                       4.5                       39.1
Contribution expenses under marketing agreement        16.9                       1.4                       18.3
                                                  --------------------------------------------------------------

Net commission earned from marketing agreement         17.7                       3.1                       20.8
Advertising                                            59.9          2.6         26.6                       89.1
Selling, general and administrative                   194.5         38.5         91.1                      324.1
Restructuring and other charges                        47.5         11.0          9.9                       68.4
Amortization of intangible assets                       1.7         16.4          9.6                       27.7
Equity (income) loss in subsidiaries                  (61.7)                                   61.7
Intercompany allocations                                1.0         (9.1)         8.1
Other (income) expense, net                            (3.5)        (3.8)        (1.2)                      (8.5)
                                                  --------------------------------------------------------------

Income (loss) from operations                          61.6        125.9         (9.4)        (61.7)       116.4
Interest (income) expense                              78.4        (14.2)        23.5                       87.7
                                                  --------------------------------------------------------------

Income (loss) before income taxes                     (16.8)       140.1        (32.9)        (61.7)        28.7
Income taxes (benefit)                                (32.3)        60.5        (15.0)                      13.2
                                                  --------------------------------------------------------------

Net income (loss)                                 $    15.5   $     79.6    $   (17.9)  $     (61.7)   $    15.5
                                                  ==============================================================

                               THE SCOTTS COMPANY
                             STATEMENT OF CASH FLOWS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2001
                                  (IN MILLIONS)

                                                                        SUBSIDIARY      NON-
                                                            PARENT      GUARANTORS   GUARANTORS  ELIMINATIONS   CONSOLIDATED
                                                          ------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                         $    15.5     $    79.6    $   (17.9)   $    (61.7)   $      15.5
Adjustments to reconcile net income (loss) to net
  cash (used in) provided by operating activities:
Cumulative effect of change in accounting for
  intangible assets, pre-tax
Depreciation                                                   15.5           9.1          8.0                         32.6
Amortization                                                    1.9          16.4         12.7                         31.0
Deferred taxes                                                (19.9)                                                  (19.9)
Equity income in subsidiaries                                 (61.7)                                    61.7
Restructuring and other charges                                13.2          14.5                                      27.7
Changes in assets and liabilities, net of
  acquired businesses:
  Accounts receivable                                           0.4         (13.1)        (3.0)                       (15.7)
  Inventories                                                 (48.9)         (6.3)       (13.3)                       (68.5)
  Prepaid and other current assets                             28.7          (2.0)         3.9                         30.6
  Accounts payable                                             (6.5)         (3.2)         4.7                         (5.0)
  Accrued taxes and liabilities                                32.6         (72.1)        21.3                        (18.2)
  Restructuring reserves                                       13.3          11.4         12.6                         37.3
  Other assets                                                 (3.9)         13.3         (3.3)                         6.1
  Other liabilities                                             1.6         (10.9)        16.9                          7.6
Other, net                                                     10.4           0.4         (6.2)                         4.6
                                                          -----------------------------------------------------------------

Net cash (used in) provided by operating activities            (7.8)         37.1         36.4                         65.7
                                                          -----------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in property, plant and equipment                   (41.8)        (13.5)        (8.1)                       (63.4)
Investments in acquired businesses, net of cash acquired                    (26.5)                                    (26.5)
Payments on seller notes                                                     (1.9)        (9.2)                       (11.1)
                                                          -----------------------------------------------------------------

Net cash used in investing activities                         (41.8)        (41.9)       (17.3)                      (101.0)
                                                          -----------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under revolving and bank lines of credit        59.5                        2.2                         61.7
Net repayments under term loans                               (55.7)                                                  (55.7)
Issuance of 8 5/8% senior subordinated notes, net
  of issuance fees
Financing and issuance fees                                    (1.6)                                                   (1.6)
Cash received from exercise of stock options                   17.0                                                    17.0
Intercompany financing                                         17.8           5.9        (23.7)
                                                          -----------------------------------------------------------------

Net cash provided by (used in) financing activities            37.0           5.9        (21.5)                        21.4
Effect of exchange rate changes on cash                                                   (0.4)                        (0.4)
                                                          -----------------------------------------------------------------

Net increase (decrease) in cash                               (12.6)          1.1         (2.8)                       (14.3)
Cash and cash equivalents, beginning of period                 16.0          (0.1)        17.1                         33.0
                                                          -----------------------------------------------------------------

Cash and cash equivalents, end of period                  $     3.4     $     1.0    $    14.3    $              $     18.7
                                                          =================================================================

         REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareholders of The Scotts Company

         Our audits of the consolidated financial statements referred to in our report dated December 5, 2003 appearing in Item 15(a)(1) of this Annual Report on Form 10-K, also included an audit of the financial statement schedule listed in Item 15(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP
------------------------------

Columbus, Ohio
December 5, 2003

                               THE SCOTTS COMPANY
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                  (IN MILLIONS)

Column A                              Column B    Column C   Column D    Column E     Column F
--------                              ---------   --------   ---------   ----------   ---------
                                       Balance               Additions   Deductions
                                         at                   Charged     Credited    Balance
                                      Beginning   Reserves       to         and        at End
Classification                        of Period   Acquired    Expense    Write-Offs   of Period
-----------------------------------------------------------------------------------------------
Valuation and qualifying accounts
  deducted from the assets to which
  they apply:
Inventory reserve                     $    25.9   $          $     5.1   $    (9.0)   $    22.0
Allowance for doubtful accounts            33.2                    3.2       (16.4)        20.0
Income tax valuation allowance                                     1.0                      1.0

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                  (IN MILLIONS)

Column A                              Column B    Column C   Column D    Column E     Column F
--------                              ---------   --------   ---------   ----------   ---------
                                       Balance               Additions   Deductions
                                         at                   Charged     Credited    Balance
                                      Beginning   Reserves       to         and        at End
Classification                        of Period   Acquired    Expense    Write-Offs   of Period
-----------------------------------------------------------------------------------------------
Valuation and qualifying accounts
  deducted from the assets to which
  they apply:
Inventory reserve                     $    22.3   $          $    17.4   $   (13.8)   $    25.9
Allowance for doubtful accounts            27.4                   12.0        (6.2)        33.2

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2001
                                  (IN MILLIONS)

Column A                              Column B    Column C   Column D    Column E     Column F
--------                              ---------   --------   ---------   ----------   ---------
                                       Balance               Additions   Deductions
                                         at                   Charged     Credited    Balance
                                      Beginning   Reserves       to         and        at End
Classification                        of Period   Acquired    Expense    Write-Offs   of Period
-----------------------------------------------------------------------------------------------
Valuation and qualifying accounts
  deducted from the assets to which
  they apply:
Inventory reserve                     $    20.1   $          $    10.5   $    (8.3)   $    22.3
Allowance for doubtful accounts            11.7        0.2        24.4        (8.9)        27.4

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date:  April 16, 2004                    THE SCOTTS COMPANY

                                         /S/ CHRISTOPHER L. NAGEL
                                         ------------------------
                                         Christopher L. Nagel

                                         Executive Vice President and
                                         Chief Financial Officer,
                                         (Principal Financial and
                                         Principal Accounting Officer)